SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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United Financial Bancorp, Inc.
(Name of Registrant as Specified in Its Charter)
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April 3, 2019
Dear Shareholder:
You are cordially invited to attend the annual meeting of shareholders of United Financial Bancorp, Inc. (the “Company”). The meeting will be held at the Connecticut Science Center, 250 Columbus Boulevard, Hartford, Connecticut 06103 on Monday, May 13, 2019 at 11:00 a.m.
At the Annual Meeting you will be asked to: (1) elect two Directors; (2) consider and approve an advisory (non-binding) proposal on the Company’s executive compensation; (3) ratify the appointment of Wolf & Company, P.C. as our independent auditors for the current year; and (4) transact such other business as may properly come before the Annual Meeting or any adjournments thereof.
The Board of Directors unanimously recommends that you vote FOR the election of the Board’s nominees for election as Director; FOR the pay package and FOR the ratification of Wolf & Company, P.C. as our independent auditors.
We encourage you to read the accompanying Proxy Statement, which provides information regarding United Financial Bancorp, Inc. and the matters to be voted on at the Annual Meeting. We have also enclosed a copy of our 2018 Annual Report to Shareholders, which includes United Financial Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.
It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously voted.
We look forward to seeing you at the meeting.

Sincerely,

/s/ William H.W. Crawford, IV
William H. W. Crawford, IV
Chief Executive Officer and President

225 Asylum Street, Hartford, CT 06103
866-959-2265

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 13, 2019

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of United Financial Bancorp, Inc. (the “Company” or “United”), the holding company for United Bank (the “Bank”), will be held on Monday, May 13, 2019, at 11:00 a.m., at the Connecticut Science Center, 250 Columbus Boulevard, Hartford, Connecticut 06103 for the following purposes:

1.	To elect two (2) Directors of the Company.
2.	To consider and approve an advisory (non-binding) proposal on the Company’s executive compensation.
3.	To ratify the appointment of Wolf & Company, P.C. as independent auditors of the Company for the year ending December 31, 2019.
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

 NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.
Pursuant to the Company’s bylaws, the Board of Directors of the Company has fixed the close of business on March 4, 2019, as the record date for the determination of shareholders entitled to vote at the Annual Meeting. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.
YOUR VOTE IS IMPORTANT
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND COMPLETE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DO ATTEND THE ANNUAL MEETING.

By Order of the Board of Directors

/s/ Marliese L. Shaw
Marliese L. Shaw
Corporate Secretary

Hartford, Connecticut
April 3, 2019

UNITED FINANCIAL BANCORP, INC.
225 Asylum Street, Hartford, CT 06103
866-959-2265

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of United Financial Bancorp, Inc. (the “Company” or “United”), the holding company for United Bank (the “Bank”), to be used at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) which will be held at the Connecticut Science Center, 250 Columbus Boulevard, Hartford, Connecticut 06103 on Monday, May 13, 2019 at 11:00 a.m., and at any adjournment thereof. This Proxy Statement is expected to be first mailed to shareholders on or about April 3, 2019.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

The Annual Meeting has been called for the following purposes: (1) to elect two Directors of the Company; (2) to consider and approve an advisory (non-binding) proposal on the Company’s executive compensation; (3) to ratify the appointment of Wolf & Company, P.C. as our independent auditors for the year ending December 31, 2019; and (4) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

If you vote using the enclosed form of proxy, your shares will be voted in accordance with the instructions indicated. Executed but unmarked proxies will be voted FOR the election of the Board’s nominees as Director; FOR the compensation package; and FOR the ratification of the appointment of United’s independent auditors. Except for procedural matters incident to the conduct of the Annual Meeting, the Board of Directors does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy on such matters as determined by a majority of the Board of Directors.

SOLICITATION OF PROXIES

All costs of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, Directors, officers and other employees of the Company or the Bank may solicit proxies personally, by telephone or other means without additional compensation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. The Company has also retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, a proxy soliciting firm, to assist in the solicitation of proxies at a fee of $11,000, plus reimbursement of certain out-of-pocket expenses.

REVOCATION OF PROXIES

Shareholders who execute proxies retain the right to revoke them. A shareholder giving a proxy may revoke it at any time prior to its exercise by (i) filing with the Secretary of the Company written notice of revocation, (ii) submitting a duly-executed proxy bearing a later date, or (iii) appearing at the Annual Meeting and voting in person. Unless so revoked, the shares represented by the proxies will be voted according to the shareholder’s instructions on the proxy or, if no instructions are given, in favor of the proposals described in this Proxy Statement. In addition, shares represented by proxies will be voted as directed by the Board of Directors with respect to any other matters that may properly come before the Annual Meeting or any adjournment. Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

WHO CAN VOTE

Only shareholders of record as of the close of business on March 4, 2019, are entitled to vote at the Annual Meeting. As of March 4, 2019, there were 51,128,470 shares of the Company's Common Stock, no par value (the “Common Stock”), issued and outstanding. The Company has no other class of securities outstanding at this time. Each share of Common Stock is entitled to one vote except as described below. All votes, whether voted in person or by proxy, will be tabulated by the Company’s Inspector of Elections appointed for the Annual Meeting by the Board of Directors. Abstentions and broker non-votes are counted for purposes of establishing a quorum. Pursuant to the Company’s Certificate of Incorporation, shareholders are not entitled to cumulate their votes for the election of Directors. The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote at the Annual Meeting (after subtracting any shares in excess of the Limit described below) is necessary to constitute a quorum.

As provided in the Company’s Certificate of Incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to vote with respect to shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by persons acting in concert with, such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors to (i) make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

VOTING PROCEDURES

There is no cumulative voting for the election of Directors, and they are elected by a majority of the votes cast (broker non-votes are not deemed to be “cast”) at a meeting of shareholders at which Directors are to be elected, with a plurality vote standard retained in the event of contested Director elections. At the Annual Meeting, two Directors have been nominated and are not contested for a term of four years. Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and entitled to vote on the matter. An abstention by a shareholder present or represented at the Annual Meeting will have the same effect as a vote against the proposal to ratify the appointment of the independent auditors. All of the matters to be voted on except the ratification of the auditors are considered “non-routine” matters. Therefore, if you do not provide your broker or nominee with voting instructions with regard to those matters, your broker or nominee will not be able to vote your shares on these matters. If you prefer, you may vote by using the telephone or Internet. For information on submitting your proxy or voting by telephone or Internet, please refer to the instructions on the enclosed proxy.

Approval of the Company’s Executive Compensation as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement (Proposal 2). Approval of this non-binding advisory vote on the Company’s executive compensation as described in this Proxy Statement requires the affirmative vote of holders of a majority of our Common Stock present in person or represented by proxy and entitled to vote on the matter. An abstention by a shareholder present or represented at the Annual Meeting will have the same effect as a vote against the proposal to consider and approve the Company’s executive compensation. Broker non-votes, however, are not counted as present and entitled to vote on the proposal, and have no effect on that vote. Because this proposal is advisory, it will not be binding upon the Board of Directors if approved. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

Executed but unmarked proxies will be voted FOR all proposals.

Except for procedural matters incident to the conduct of the Annual Meeting, the Company does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters as determined by a majority of the Board of Directors.

Enclosed with this Proxy Statement is United Financial Bancorp, Inc.’s Annual Report to Shareholders for the year ended December 31, 2018, which includes United Financial Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

CORPORATE GOVERNANCE

General
The Company formerly known as Rockville Financial, Inc. was formed on September 13, 2010 as a state-chartered, stock holding company in anticipation of the second step conversion of its predecessor mutual holding company, Rockville Financial, MHC, Inc. Fifty-five percent of the Company’s Common Stock was owned by Rockville Financial MHC, Inc., a state-chartered mutual holding company and the Company held all of the common stock of Rockville Bank (the “Bank”).

On March 3, 2011, the Company completed a plan of conversion and reorganization whereby Rockville Financial MHC, Inc. converted from a partially public mutual holding company structure to a fully public stock holding company structure. At that time, Rockville Financial MHC, Inc. ceased to exist and Rockville Bank became a wholly-owned subsidiary of Rockville Financial, Inc.

The Company completed a merger of equals (the “Merger”) with United Financial Bancorp, Inc. (“Legacy United”) on April 30, 2014. The Company was the legal acquirer and changed its name to United Financial Bancorp, Inc. in connection with the Merger. United Bank, a wholly-owned subsidiary of the legacy United Financial Bancorp, Inc., merged with and into Rockville Bank, and Rockville Bank changed its name to United Bank upon legal close. References in this proxy statement to the Company prior to the date of the Merger refer to Pre-Merger Rockville Financial, Inc. (“Rockville” or “Legacy Rockville”).

The business and affairs of the Company are managed by or under the direction of its Board of Directors. Members of the Board of Directors inform themselves of the Company’s business through discussions with its Chief Executive Officer and President, and with other key members of management, by reviewing materials provided to them, and by participating in meetings of the Board of Directors and its committees.

Board Leadership Structure

The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer is responsible for setting the strategic direction for the Company, providing day-to-day leadership and managing our performance. The Chairman of the Board provides guidance to our Chief Executive Officer, works with our Chief Executive Officer to set the agenda for Board meetings and presides over meetings of the full Board, including executive sessions of the independent Directors.

Risk Oversight

The Board of Directors of the Company (the “Board”) has the primary responsibility for general risk oversight of the Company with the Risk Committee of the Company responsible for monitoring interest rate, credit, liquidity, strategic, technology and operational risk, and the Audit Committee of the Company responsible for monitoring financial risk. The Board and the Risk Committee periodically review Management’s implementation of a comprehensive Risk Management Program to identify, assess, mitigate, monitor, and most importantly communicate risk profiles inherent within the organization. Management assumes the responsibility for identifying and assessing various risks for the Board, Risk Committee and Audit Committee to ensure both proper mitigation and remediation plans are in place as well as compliance with all regulatory guidelines. The Company’s Risk division includes a Chief Risk Officer (“CRO”) who reports directly to the Chief Executive Officer, as well as a dedicated Information Security Officer, Compliance Director, Director of Enterprise Risk Management, Branch Review Officer, Business Continuity Officer and BSA and Fraud Officer reporting to the CRO. The Director of Internal Audit additionally monitors risk and reports to the Audit Committee. Numerous initiatives were implemented throughout 2018 to continue to provide the Board, Risk Committee and Audit Committee information in a timely manner to facilitate effective risk mitigation efforts throughout the organization. The Board’s oversight is also augmented by the Risk Steering Committee, which is chaired by the CRO and includes a slate of voting members comprised of most members of Executive Management, as well as augmented by the Risk Management Committee, which is also chaired by the CRO, and includes a slate of voting members comprised of Risk Division officers as well as officers throughout the Company.

As a regulated financial institution, United Bank is examined on a Federal and State mandated schedule, by the respective banking authorities. The results of these examinations are presented to the full Board promptly and fully, along with Management’s formal response as prepared for and forwarded to the respective Federal or State agencies. Any findings and recommendations contained in the Reports of Examination, as well as Internal Audit reports, are promptly implemented for corrective action and formally tracked by the Director of Internal Audit and directly communicated to the Audit Committee. These formalized processes provide a consistent, transparent, very detailed and “strong” review of any areas of concern and serve as additional risk management oversight. Risk management is also incorporated into the Compensation Committee process in the form of a risk assessment for various compensation plans as approved by the CRO.

Independence of Board of Directors and Members of Its Committees

It is the policy of the Company’s Board of Directors that a majority of its Directors be independent of the Company and its subsidiaries within the meaning of applicable laws and regulations and the listing standards of the NASDAQ Global Select Market. The Governance and Nominating Committee reviews the independence of Board members on an ongoing basis and, at least once a year, makes a determination of each Director’s independence against the independence criteria and delivers a report to the Board.

Since the Company’s formation in 2004 and full conversion in 2011 and for many years prior thereto as a mutual savings bank, the Company’s Board of Directors has been chaired by an independent member of the Board. The Chairman of the Board works with the Chief Executive Officer and President on Board procedures so as to maintain objectivity while at the same time taking advantage of the banking experience and insight of management in order to make effective use of the Board for the Company’s benefit. The Board believes it important to retain the flexibility to allocate the responsibilities of the office of Chairman of the Board in any manner that it determines from time to time to be in the best interests of the Company.

The Company’s Board of Directors has affirmatively determined that the Directors nominated for election at the Annual Meeting, and all Directors of the Company whose terms continue, are independent, with the exception of William H. W. Crawford, IV, the Company’s Chief Executive Officer and President. The Company’s Board of Directors has also affirmatively determined the Board’s Audit Committee is comprised entirely of independent Directors within the meaning of applicable laws and regulations, the listing standards of the NASDAQ Global Select Market and the Company’s corporate guidelines as set forth in the Company’s Audit Committee Charter. In addition, the Company’s Board of Directors has affirmatively determined that the Board’s Compensation Committee and Governance and Nominating Committee are comprised entirely of independent Directors within the meaning of applicable laws and regulations, and the listing standards of the NASDAQ Global Select Market.

Independence Standards

As described above, the Company’s Board of Directors examines the independence of its members annually. In order for a Director to be considered independent, the Board must determine that the Director has no material relationship with the Company or its affiliates, either directly or as a partner, shareholder or officer of an organization that has such a material relationship. At a minimum, a Director will not be considered independent if, among other things, the Director:

1.	Has been employed by the Company or its affiliates in the current year or past three years.

2.
Has accepted, or has an immediate family member who has accepted, any compensation from the Company or its affiliates in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence (except for board services, retirement plan benefits, non-discretionary compensation or loans made by the Bank in accordance with applicable banking regulations).

3.	Has an immediate family member who is, or has been in the past three years, employed by the Company or its affiliates as an executive officer.

4.
Has been or has an immediate family member who has been, a partner in, a controlling shareholder or an executive officer of any organization to which the Company made or from which it received, payments (other than those which arise solely from investments in the Company’s securities or under non-discretionary charitable contribution matching programs) that exceed five percent of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three fiscal years.

5.
Has been or has an immediate family member who has been employed as an executive of another entity where any of the Company’s executives serve or have served during the past three years on that entity’s compensation committee.

6.
Is or has an immediate family member who is a current partner of the Company’s outside auditor, or was a partner or an employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Board Meetings and Committees

The business of the Company’s and the Bank’s Boards of Directors is conducted through regularly scheduled meetings and activities of the Boards and their committees. During 2018, the Board of Directors of the Company held eight (8) regular meetings and five (5) special meetings. No Director attended fewer than 75% of the aggregate of the Company’s Board and committee meetings in 2018, of which he or she was a member, during the period he or she was a Director and a committee member.

Director Attendance at Annual Meetings of Shareholders

It is the Company’s policy to encourage the attendance of each member of the Board of Directors at the Company’s Annual Meeting of Shareholders. The Company expects all of its Directors to attend the Annual Meeting. Last year, all of the Directors attended the 2018 Annual Meeting.

Committees of the Boards of Directors

The Company’s Board of Directors has five committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Governance and Nominating Committee and the Risk Committee. Each committee operates under a written charter approved by the Board of Directors that governs its composition, responsibilities and operation. Each committee reviews and reassesses the adequacy of its charter at least annually. The current charters of all five committees can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com.

These documents also can be requested in print by writing to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 225 Asylum Street, Hartford, CT 06103. Ms. Shaw can be reached by e-mail at: mshaw@bankatunited.com.

2018 Committee Structure

Directors	Audit Committee	Compensation Committee	Executive Committee	Governance and Nominating Committee	Risk Committee
Paula A. Aiello	•				VC
Michael A. Bars			•	VC	C
Michael F. Crowley		•	•	C
Kristen A. Johnson		C	•	•
Carol A. Leary	•	VC		•
Raymond H. Lefurge, Jr.	VC	•	VC		•
Kevin E. Ross	C		•		•
Robert A. Stewart, Jr.		•	C	•
Number of Meetings in 2018	9	10	no meetings	6	8
C    Denotes Committee Chairperson.
VC    Denotes Committee Vice Chairperson.

Audit Committee

The Audit Committee of the Company’s Board of Directors meets periodically with the Company’s independent registered public accounting firm and management to review accounting, auditing, internal audit, compliance and financial reporting matters. Each member of the Audit Committee is independent in accordance with the listing standards of the NASDAQ Global Select Market and the Securities and Exchange Commission’s (“SEC”) Audit Committee independence standards. The Board of Directors has determined that Mr. Lefurge is an audit committee financial expert under the rules of the SEC. All of the members of the Audit Committee have a basic understanding of finance and accounting and are able to read and understand fundamental financial statements.

Compensation Committee Interlocks and Insider Participation

Each member of the Compensation Committee of the Company’s Board of Directors is independent in accordance with the listing standards of the NASDAQ Global Select Market. There were no Compensation Committee “interlocks” during 2018, which generally means that no executive officer of the Company served as a member of the compensation committee or board of directors of another non-tax-exempt company, an executive officer of which serves on the Company’s Compensation Committee or Board of Directors.

The Governance and Nominating Committee and Selection of Nominees for the Board

The Company has adopted a Governance and Nominating Committee Charter and Governance Guidelines. The Governance and Nominating Committee Charter, as well as the Governance Guidelines, can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. The Charter sets forth the procedure for selecting (i) Director nominees for election and/or re-election to the Board of Directors at the annual meeting of shareholders, (ii) candidates to fill vacancies on the Board in between annual meetings of shareholders, and (iii) Board members for membership on Board committees.

The Governance and Nominating Committee is responsible for recommending current Directors for re-nomination and for identifying and recruiting Director candidates as needed. Director candidates are recommended based upon their character and track record of accomplishments in leadership roles as well as their professional and corporate experience, skills and expertise; and more specifically based upon their observance of the highest standards of business and personal ethics and integrity, their active support of community activities in our market area, and their willingness to participate in appropriate business development efforts and Bank outreach events. Current Directors whose terms are expiring and those persons nominated by shareholders, if any, are reviewed under similar considerations, and also based on contribution, change of status and commitment to the Company. The Governance and Nominating Committee seeks to align Board composition with the Company’s strategic direction so that the Board’s members bring skills, experience and background that are relevant to the key strategic and operational issues that they will review, oversee and approve. Because being the best community bank in our market is a cornerstone of United Bank’s strategic direction, community outreach and community leadership are important considerations in reviewing and selecting Director candidates. Because the Company is a financial institution, familiarity with financial matters and business acumen are other important considerations. The Governance and Nominating Committee and the other members of the Board view the Company’s Board of Directors as a deliberative body and seek members who are willing to learn from each other and deliberate issues as they arise. The Governance and Nominating Committee completes an evaluation of the Board and its Committees annually and presents those results to the Company’s Board of Directors.

The Company does not have a diversity policy relating to Board membership, nor has it articulated a specific definition of diversity in this context.

In addition, the Governance and Nominating Committee reviews all transactions with related parties, as further described on page 3 of this Proxy Statement. The Governance and Nominating Committee oversees the continuing education programs for all Directors. To assist in remaining current with their board duties and committee responsibilities, the Company's Board participates in the Bank Director's Membership Program. This Program offers the Directors access to the BankDirector.com online video training series, a wide range of in-person conferences, periodic digital magazine, peer-based and webinar educational programs on corporate governance, committee duties, board leadership and industry developments.

The following table states our Directors’ names, their ages as of December 31, 2018, the years they began serving as Directors and the years their current term expires.

	Position(s) held with United Financial Bancorp, Inc.	Age	Director Since(1)	Expiration of Term
Nominees
Paula A. Aiello	Director	56	2008	2019
Kevin E. Ross	Director	66	1991	2019

Retiring Director
Carol A. Leary	Director	71	2001	2019

Continuing Directors
Robert A. Stewart, Jr.	Chairman	67	1991	2020
Michael A. Bars	Director	63	2003	2021
Kristen A. Johnson	Director	52	2010	2021
William H. W. Crawford, IV	Director, Chief Executive Officer and President	53	2011	2022
Michael F. Crowley	Director	60	2001	2022
Raymond H. Lefurge, Jr.	Vice Chairman	69	2003	2022

(1)
The reported date is the date the individual became a Director of Rockville Bank or United Bank. Each of Ms. Aiello, Dr. Leary and Messrs. Ross, Stewart and Crowley joined the Board of Directors of the Company upon the closing of the Merger on April 30, 2014.

The nominees for election as a Director at the annual meeting described below under “Election of Directors (Proposal 1)” were recommended to the Board by the Governance and Nominating Committee in accordance with the procedures set forth above. In determining to recommend re-election of the Directors whose terms expire in 2019, the Governance and Nominating Committee and the Board reviewed the specific credentials of the nominees and the general skill set and experience of the Board. One current Director whose term expires at this meeting, Dr. Leary, has reached the mandatory retirement age which makes her ineligible for re-election. Although the Governance and Nominating Committee may choose to recommend an increase in Board size in the future, it also determined that the eight (8) remaining Directors, including the nominees, collectively have the requisite skill sets and experience to enable the Board to operate effectively. Although the Governance and Nominating Committee and Board considered all aspects of the nominees’ credentials and experience, the following attributes were influential in its determination:

Ms. Aiello is the Chief Financial Officer and Vice President of Administration for Youth Opportunities Upheld, Inc. in Worcester, Massachusetts. She is a certified public accountant and is a member of the Massachusetts Society of Certified Public Accountants, the American Institute of Certified Public Accountants and the Central Massachusetts Financial Executives

Organization. Ms. Aiello earned a Bachelor of Science degree in Business Administration with a major in Accounting from Bryant University. Her financial and leadership experience are valuable to the Board’s overall capabilities.

Mr. Ross is a consultant at Ross, Webber & Grinnell Insurance, located in Holyoke, Massachusetts. Prior to 2018, Mr. Ross was a certified insurance counselor and the Vice President and Treasurer of Ross Insurance Agency, Inc., located in Holyoke, Massachusetts. He has served on the boards of directors of many civic associations and non-profit corporations over the years. Mr. Ross attended Worcester Academy and Bryant University. His experience in the insurance and financial services industries, and his long time significant leadership and involvement in community service are valuable to the Board’s overall capabilities.

The six (6) other members of the Company’s Board are currently serving terms that expire in 2020, 2021 and 2022. The Governance and Nominating Committee and the Board do not consider the qualifications of these individuals annually. However, in reviewing the candidates for nomination or re-nomination each year, the Governance and Nominating Committee and Board do consider the mix of talents and experience of the entire Board. Among other things, the Governance and Nominating Committee and the Board consider the following qualities or experience of those members whose terms expire in 2020, 2021 and 2022 to be significant and relevant:

Mr. Bars is a managing partner of Kahan, Kerensky & Capossela, LLP, the largest law firm headquartered in Vernon, Connecticut and one of the largest law firms in Eastern Connecticut. Kahan, Kerensky & Capossela, LLP is a general practice law firm with offices in Vernon and Mansfield, Connecticut. Mr. Bars is a past member of the Board of Directors of The Hundred Club of Connecticut, Inc. and is a past Trustee and Chair of the Board of Trustees of Eastern Connecticut Health Network, Inc., a local health network which was acquired in September 2016. He has served on the boards of directors of numerous community organizations. Mr. Bars earned a Bachelor of Arts degree in English from the University of Massachusetts, a Juris Doctorate from Seton Hall University School of Law and a Master of Business Administration with a concentration in Finance from the University of Connecticut. His legal and community service experience are valuable to the Board’s overall capabilities.

Mr. Crawford, Chief Executive Officer and President joined the Company in 2011 as Chief Executive Officer and President of United Financial Bancorp, Inc. (formerly Rockville Financial, Inc.) and United Bank (formerly Rockville Bank) and held this position until the Merger, at which time Mr. Crawford's title became Chief Executive Officer of both entities. Mr. Crawford assumed the role of President again in November 2017. Prior to joining the Company, Mr.  Crawford served in numerous executive roles with Wells Fargo Bank, Wachovia Bank and SouthTrust Bank from 1997 to 2010 including: Executive Vice President, Commercial Banking, Eastern Virginia, Regional President/Executive Vice President in four different markets: Raleigh/Durham, Southeast Florida, Greensboro/Winston Salem and Norfolk/Virginia Beach. Mr. Crawford has 30 years of industry experience including leading regional banks exceeding $4 billion in deposits and 1,000+ employee organizations. At United Bank, Mr. Crawford promotes an employee culture that emphasizes customer service, community giving and employee volunteerism. He currently serves as Chairman of the United Bank Foundation Connecticut, Inc., which supports hundreds of local nonprofits in Connecticut each year. He has received accolades in recent years for his civic engagement, including the Human Relations Award in 2014 from the National Conference of Community and Justice (NCCJ) and an Honorary Degree from Manchester Community College in 2013 for his commitment to supporting students seeking an affordable higher education. In addition, due to his extensive banking experience that spans nearly three decades, Mr. Crawford is frequently invited to speak at local, regional and national industry events. Mr. Crawford earned a Bachelor of Arts degree in Economics from the College of William & Mary.

Mr. Crowley is the President of Crowley Real Estate Appraisers, Inc. and M.F.C. Systems, Inc., companies located in Wilbraham, Massachusetts that provide commercial real estate appraisal, realty consultation and project management services in the region. He develops and has ownership interests in a number of commercial real estate ventures in the Western Massachusetts region and has extensive experience in valuing commercial real estate throughout the region. Mr. Crowley is a current Director and Past President of the Springfield Riverfront Development Corporation, the real estate subsidiary of the Naismith Memorial Basketball Hall of Fame and has served on numerous civic and governmental boards of directors over the past 28 years. Mr. Crowley earned his Bachelor of Arts degree in Government from Western New England College, and he holds the MAI designation from the Appraisal Institute. His real estate subject matter expertise and community service experience are valuable to the Board’s overall capabilities.

Mr. Lefurge is a certified public accountant in public practice for over 48 years, and a member of the American Institute of Certified Public Accountants and Connecticut Society of Certified Public Accountants. He is the sole shareholder of the auditing, tax and accounting services firm of Lefurge & Gilbert, PC, CPAs, located in Vernon, Connecticut, where he also holds the position of President. Mr. Lefurge previously served as a director of a local publicly traded community bank and served as their Audit Committee Chairman. In addition, he served as a member of the Audit and Corporate Compliance Committee and the Planning Committee of the former Eastern Connecticut Health Network, a local health network which was acquired in September 2016. He additionally serves as trustee of an educational trust for the benefit of students of Vernon, Connecticut. He is an “audit committee financial expert” under the rules of the SEC. Mr. Lefurge earned his Bachelor's degree in Accounting from the University of Dayton, Dayton, Ohio. His financial and leadership experience are valuable to the Board’s overall capabilities.

Ms. Johnson is the Vice President of Human Resources and Corporate Secretary of Connecticut Water Service, Inc. in Clinton, Connecticut. Prior to joining Connecticut Water Service, Inc., she served as Senior Vice President, Human Resources and Organizational Development Officer at Rockville Bank from 1996 to 2007. In addition to her leadership role at Connecticut Water Service, Inc., Ms. Johnson was appointed to that company's Board of Directors in 2018. She received a Bachelor of Arts degree from Elms College and earned a Master's degree from American International College in Human Resources Development. She is additionally a Certified Compensation Professional. Her human resources leadership and executive compensation, banking and related business experience, as well as her community service experience, are valuable to the Board’s overall capabilities.

Mr. Stewart is President of Chase, Clarke, Stewart & Fontana, Inc., an insurance agency located in Springfield, Massachusetts. He has served on the boards of directors of many civic associations and non-profit corporations, and is currently a director and executive committee member of Behavioral Health Network, Inc. Mr. Stewart earned his Bachelor's degree in English from Colgate University. His expertise in matters relating to insurance and financial services and community service experience are valuable to the Board’s overall capabilities.

ELECTION OF DIRECTORS
(Proposal 1)

The Certificate of Incorporation of the Company provides that the number of Directors shall not be fewer than eight (8) nor more than sixteen (16). Currently, the Board of Directors has set the number of Directors of the Company and of the Bank at eight (8). The Company’s Bylaws provide that no person age 70 or older is eligible for election and/or re-election as a Director. Dr. Carol A. Leary, a current Director, is at an age that makes her ineligible for re-election at the Annual Meeting. She will retire at this year’s Annual Meeting.

Two (2) Directors will be elected at the Annual Meeting to serve for a four-year term expiring in 2023. Following the recommendation of the Governance and Nominating Committee, the Board of Directors has recommended and nominated Paula A. Aiello and Kevin E. Ross, current Board members, for re-election as Director. Except as noted below, there are no arrangements known to Management between Paula A. Aiello and Kevin E. Ross and any other person pursuant to which such nominee was selected. In accordance with the Bylaws of the Company, Paula A. Aiello and Kevin E. Ross are entitled to be nominated at the 2019 Annual Meeting, subject to satisfaction of the Company’s re-nomination policies and criteria applicable to incumbent Directors.

The persons named on the enclosed proxy intend to vote for the election of Ms. Aiello and Mr. Ross, unless the proxy is marked by the shareholder to the contrary. If Ms. Aiello or Mr. Ross is unable to serve, all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. The Board knows of no reason why Ms. Aiello or Mr. Ross might be unavailable to serve.

Shareholder Nominations for the Board

Nominations by shareholders of record will be considered by the Governance and Nominating Committee if such nomination is submitted in writing to the Secretary of the Company either by mail or in person at the principal offices of the Company located at 225 Asylum Street, Hartford, CT 06103 not less than 100 days prior to any meeting of shareholders called for the election of Directors; provided however, that if fewer than 100 days’ notice of the meeting is given to shareholders, such nomination shall be mailed or delivered in person to the Secretary of the Company prior to the earlier of the close of business on the 10th day following (i) the date on which notice of such meeting was given to shareholders; or (ii) the date on which a public announcement of such meeting was first made.

To be considered, the shareholder’s nomination must contain (i) the name, age, business address and residence address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the total number of shares of Common Stock of the Company that will be voted for each proposed nominee; (iv) the name and address of the notifying shareholder; (v) the number of shares of Common Stock of the Company that are beneficially owned by the notifying shareholder; (vi) any other information relating to the proposed nominee as required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (vii) the nominee’s written consent to serve as a Director if elected.

Code of Ethics

The Company’s Standards of Conduct Policy is designed to promote the highest standards of ethical and professional conduct by the Company’s Directors, executive officers, including the principal executive officer, the principal accounting officer and employees, and is adopted annually. The Standards of Conduct Policy requires that the Company’s Directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Under the terms of the Standards of Conduct Policy, Directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Standards of Conduct Policy.

The Company also has a Whistleblower Policy that requires Directors, executive officers and employees to comply with appropriate accounting and internal controls and establishes procedures to report any perceived wrongdoing, questionable accounting or auditing matters in a confidential and anonymous manner. The Whistleblower Policy also prohibits the Company from retaliating against any Director, executive officer or employee who reports actual or apparent violations of the Standards of Conduct Policy. In accordance with this policy, communication of reports is directly to the Director of Internal Audit or the Chairman of the Audit Committee. A copy of the Standards of Conduct Policy, including the Whistleblower Policy is available, without charge, upon written request to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 225 Asylum Street, Hartford, CT 06103.

Shareholder Communications with the Board

The Company endeavors to ensure that the Board of Directors or individual Directors, if applicable, consider the views of its shareholders, who may communicate with the Board of Directors by sending a letter or an e-mail to the Company’s Secretary, Marliese L. Shaw (mshaw@bankatunited.com) or by written correspondence to the Board of Directors or an individual Director with a copy to Ms. Shaw. All communications to the Board will be reviewed by the Company’s Chairman and Chief Executive Officer and President, with appropriate recommendations then being made to the Board. The Company believes that this procedure allows the Board to be responsive to shareholder communications in a timely and appropriate manner.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

General

The Audit Committee has appointed Wolf & Company, P.C. as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2019, subject to ratification by the shareholders. In making its selection, the Audit Committee considered whether Wolf & Company, P.C.’s provision of services other than audit services is compatible with maintaining the independence of the Company’s independent public accountants. In addition, the Audit Committee reviewed the fees proposed by Wolf & Company, P.C. for tax services and other fees for the year ending December 31, 2019, and concluded that those fees are compatible with the independence of Wolf & Company, P.C.

Audit Fees

The Audit Committee reviewed the fees described below for audit related services and tax services and concluded that those fees are compatible with the independence of Wolf & Company, P.C. for the years ended December 31, 2018 and 2017. The following table sets forth the aggregate fees incurred by the Company's independent registered public accounting firm, Wolf & Company, P.C. for the years ended December 31, 2018 and 2017:

	December 31,
	2018	2017
	(In Thousands)
Audit Fees(1)	$515	$505
Tax Preparation Fees(2)	93	90
Information Technology Fees(3)	49	9
Total	$657	$604

(1)
Includes fees for the consolidated financial statement audit of the Company, the audit of internal control over financial reporting, quarterly reviews, HUD compliance audits for United Bank and estimated out-of-pocket costs.

(2)	Consists of tax return preparation and tax-related compliance and services.

(3)	Consists of Bank Secrecy Act validation services in 2018 and WolfPAC Informational Technology Risk Assessment, Operational Risk Assessment and Control Remediation Plan modules in 2018 and 2017.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Consistent with SEC requirements regarding auditor independence, the Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve up to $50,000 in audit and permissible non-audit services. Any decisions by the Chair of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee, and ratification of any action so taken will be sought.

All engagements of the independent auditor to perform any audit services and non-audit services during 2018 were pre-approved by the Audit Committee in accordance with the Company’s Audit Committee Charter. There were no instances where this was waived.

REPORT OF THE AUDIT COMMITTEE

In accordance with rules adopted by the Securities and Exchange Commission, the Audit Committee of the Board of Directors of the Company submits this report for 2018.

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Its responsibilities include appointing, compensating and monitoring the Company’s independent auditors. During 2018, the Audit Committee was comprised of four (4) Directors, Ms. Aiello, Dr. Leary, Mr. Lefurge and Mr. Ross. Each Committee member is independent as defined by the rules of the NASDAQ Global Select Market and the SEC.

Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors, Wolf & Company P.C., are responsible for performing independent audits of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and Wolf & Company, P.C. to review and discuss the 2018 consolidated financial statements. The Audit Committee also discussed with Wolf & Company, P.C. the matters required by Auditing Standard No. 1301, as amended as issued by the Public Company Accounting Oversight Board. The Audit Committee also received written disclosures and a letter from Wolf & Company, P.C. required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Wolf & Company, P.C. the firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the presentations of management and the independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in United Financial Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018, which is expected to be filed with the SEC on February 28, 2019.

February 28, 2019

The Audit Committee:

Kevin Ross, Chairman,
Raymond H. Lefurge, Jr., Vice Chairman
Paula A. Aiello
Carol A. Leary

INFORMATION ABOUT EXECUTIVE OFFICERS
Executive Officers of United Financial Bancorp, Inc.
The following individuals are the executive officers of United Financial Bancorp, Inc. and hold the offices set forth below opposite their names.

Name	Age(1)	Position
William H.W. Crawford, IV	53	Chief Executive Officer and President
Eric R. Newell	39	Executive Vice President, Chief Financial Officer and Treasurer
Mark A. Kucia	55	Executive Vice President
Brandon C. Lorey	50	Executive Vice President
David C. Paulson	56	Executive Vice President
Marliese L. Shaw	54	Executive Vice President, Corporate Secretary and Investor Relations
Elizabeth Kenney Wynnick	49	Executive Vice President, Assistant Corporate Secretary
     (1) Ages presented are as of December 31, 2018.

The executive officers of United Financial Bancorp, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.

Executive Officers of United Bank
The following individuals are the executive officers of United Bank and hold the offices set forth below opposite their names:

Name	Age(1)	Position
William H.W. Crawford, IV	53	Chief Executive Officer and President
Eric R. Newell	39	Executive Vice President, Chief Financial Officer
Craig W. Hurty	57	Executive Vice President, Chief Human Resources Officer
Mark A. Kucia	55	Executive Vice President, Chief Credit Officer
Brandon C. Lorey	50	Executive Vice President, Head of Consumer Banking
David C. Paulson	56	Executive Vice President, Head of Wholesale Banking
Marliese L. Shaw	54	Executive Vice President, Corporate Secretary and Investor Relations
John J. Smith	66	Executive Vice President, Chief Information & Administrative Officer
Elizabeth Kenney Wynnick	49	Executive Vice President, Chief Risk Officer and Assistant Corporate Secretary
     (1) Ages presented are as of December 31, 2018.

The executive officers of United Bank are elected annually and hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board of Directors.

Biographical Information of Executive Officers of United Who Are Not Directors

Craig W. Hurty, Executive Vice President, Chief Human Resources Officer, joined United Bank in June 2014. Previously, Mr. Hurty was with Aetna, Inc. for fourteen years where he held a variety of executive roles including Vice President, HR Shared Services, HR Head for Business Operations, and Head of Talent Strategies and Services. Prior to Aetna, Mr. Hurty held management and staff roles with PacifiCare Health Systems. Mr. Hurty's career began in the executive search and compensation consulting practice of KPMG and in sales with Northwestern Mutual Life. Mr. Hurty earned his Bachelor of Arts degree in Economics from Harvard University.

Mark A. Kucia, Executive Vice President, Chief Credit Officer, joined Rockville Bank in October 2005 and ran the Commercial Banking Department from August 2007 until March 2014 when he was appointed to his current position. Prior to joining the Bank, Mr. Kucia served as Vice President, Senior Commercial Real Estate Lender at Liberty Bank located in Middletown, Connecticut and worked at Mechanics Bank in Hartford, Connecticut and BayBank in Springfield, Massachusetts, in a variety of roles covering all aspects of commercial banking. Mr. Kucia’s career began at the New York City offices of National Westminster Bank, PLC, on a corporate lending team.

Brandon C. Lorey, Executive Vice President, Head of Consumer Banking, joined Rockville Bank in February 2013 and served as the Senior Vice President, Head of Consumer Lending until April 2014 when he was promoted to Executive Vice President, Head of Consumer Lending. He was promoted to his current position in June 2015. Prior to joining the Bank, Mr. Lorey was the Chief Credit and Lending Officer for H&R Block Bank in Kansas City where he was in charge of loan origination and credit administration. Previously, he served as Senior Vice President at Sovereign Bank in Pennsylvania and held various roles at Chevy Chase Bank, Federal Savings Bank in Maryland, including Vice President of risk, finance, operations and direct sales.

Eric R. Newell, Executive Vice President, Chief Financial Officer and Treasurer joined Rockville Bank in May 2011 as Vice President, Treasury Officer and was promoted to Senior Vice President, Director of Treasury in March 2012. He was promoted to Executive Vice President, Head of Treasury and Corporate Strategy in May 2013, and to his current position in November 2013. Although he retains the title of Treasurer for the Company, during 2018 he relinquished the title of Treasurer of the Bank. Mr. Newell holds a CFA designation and prior to joining the Bank he served as an analyst at Alliance Bernstein, as an analyst for Fitch Ratings, and as a Bank Examiner with the Federal Deposit Insurance Corporation (“FDIC”), out of the Hartford, Connecticut office.

David C. Paulson, Executive Vice President, Head of Wholesale Banking, joined Rockville Bank in March 2014. Prior to joining the Bank, Mr. Paulson was with Santander Bank N.A., where he was Managing Director and Commercial Banking Executive Vice President. Prior to Santander, Mr. Paulson served as Regional Vice President, Commercial Banking for Wells Fargo, as well as Commercial Banking Director, Senior Vice President for Wachovia Bank. Mr. Paulson is on the Board of Trustees for the Bushnell Theater in Hartford, Connecticut.

Marliese L. Shaw, Executive Vice President, Corporate Secretary and Investor Relations Officer, joined Rockville Bank in May 2004 as Vice President, Treasury Officer, was appointed Vice President, Treasury Officer and Investor Relations Officer upon the close of the Company’s initial public offering, was promoted to Senior Vice President, Investor Relations Officer in March 2012 and appointed Senior Vice President, Corporate Secretary and Investor Relations Officer in May 2013. She was promoted to her current position in April 2014. Prior to 2004, Ms. Shaw served as Vice President, Treasury Officer for Tolland Bank, subsidiary of Alliance Bancorp of New England, located in Vernon, Connecticut. Ms. Shaw earned her Bachelor of Arts degree in Economics with a minor in Real Estate Finance from the University of Connecticut.

John J. Smith, Executive Vice President, Chief Information & Administrative Officer, joined United Bank in January 2016. Mr. Smith has over 30 years of experience in Banking Technology and Operations. Mr. Smith was most recently with New York-based CIT Group for ten years, where he was the Chief Information Officer for the CIT Bank Unit building out CIT’s highly successful digital banking platform. Prior to CIT Group, Mr. Smith was the Chief Information Officer responsible for technology and operational services at the NYCE Corporation. There, among other responsibilities, he was instrumental in developing the company’s digital payments strategy and products, substantially growing volumes while reducing operating expenses. Smith also led technology operations at Summit Bancorp, a large regional bank holding company operating in five states. Mr. Smith oversaw the bank's technology strategy and operations, as well as directed a significant number of successful acquisition integration efforts as Summit Bancorp grew from a community bank to over $35 billion in total assets. Mr. Smith is a Board member of Jack Henry and Associates’ Advisory Board.

Elizabeth Kenney Wynnick, Executive Vice President, Chief Risk Officer, joined Rockville Bank in April 2012 as Senior Vice President, Director of Internal Audit, was promoted to Executive Vice President, Director of Internal Audit in April 2014, and was promoted to her current position in December 2014. Ms. Wynnick holds CPA and CFSA designations and is licensed to practice law in Connecticut. Prior to joining the Bank, she served as General Auditor of NewAlliance Bank and as Deputy General Auditor of Webster Bank. Ms. Wynnick graduated Magna Cum Laude from Bentley College with a Bachelor of Science Degree in Accountancy with a minor in Law, and received her Juris Doctorate Degree from the University of Connecticut School of Law. She is a member of the American Institute of Certified Public Accountants (AICPA), Connecticut Society of Certified Public Accountants (CSCPA), The Institute of Internal Auditors (IIA), American Bar Association (ABA) and Connecticut Bar Association (CBA).

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
The table below sets forth information as of March 4, 2019, with respect to principal beneficial ownership of Common Stock by each Director of the Company and each of the Named Executive Officers, and by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock and with respect to ownership of Common Stock by all Directors and executive officers of the Company and the Bank as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Outstanding Shares(2)
Dimensional Fund Advisors LP	4,272,910	(3)	8.36%
Building One, 6300 Bee Cave Road
Austin, TX 78746

BlackRock, Inc.	3,984,825	(3)	7.79%
55 East 52nd Street
New York, NY 10022

T. Rowe Price Associates, Inc.	3,612,207	(3)	7.06%
100 East Pratt Street
Baltimore, MD 21202

FJ Capital Management, LLC	3,301,726	(3)	6.46%
1313 Dolley Madison Boulevard, Suite 306
McLean, VA 22101

Name of Beneficial Owner	Shares of Common Stock Owned Directly		Shares of Common Stock Owned Indirectly(13)		Shares of Common Stock Underlying Options(4)	Total Shares of Common Stock Beneficially Owned	Percent of Outstanding Shares(2)
Non-Management Directors:
Paula A. Aiello	18,575		—		13,808	32,383	*
Michael A. Bars	70,606	(5)	—		7,699	78,305	*
Michael F. Crowley	44,557		7,009	(6)	—	51,566	*
Kristen A. Johnson	39,045		20,490		13,007	72,542	*
Carol A. Leary	33,382		—		—	33,382	*
Raymond H. Lefurge, Jr.	75,999	(7)	14,996	(8)	18,315	109,310	*
Kevin E. Ross	46,205		—		—	46,205	*
Robert A. Stewart, Jr.	48,786		8,619	(9)	—	57,405	*

Named Executive Officers:
William H. W. Crawford, IV	85,723		17,979		275,576	379,278	*
Eric R. Newell	25,445		21,252	(10)	104,641	151,338	*
John J. Smith	22,025		245		—	22,270	*
David C. Paulson	19,962		1,095		—	21,057	*
Brandon C. Lorey	13,031	(11)	6,504	(12)	49,349	68,884	*
All Officers as a Group (17 persons)	632,924		166,552		754,948	1,554,424	3.04%

(*)	Less than 1% of the Common Stock outstanding.

(1)	Based on information provided by the respective beneficial owners and on filings with the SEC made pursuant to the Securities Exchange Act of 1934.

(2)	Based on 51,128,470 shares of Common Stock issued and outstanding as of March 4, 2019.

(3)
Based solely on information provided in the Schedules 13G filed with the SEC by Dimensional Fund Advisors LP, BlackRock, Inc., T. Rowe Price Associates, Inc. and FJ Capital Management, LLC for United Financial Bancorp, Inc. All shares are held with shared voting and dispositive power.

(4)
Includes shares of underlying options that are presently exercisable or will become exercisable within 60 days after March 4, 2019. Shares subject to options that are presently exercisable or will become exercisable within 60 days after March 4, 2019 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, but are not deemed outstanding for purposes of computing the percentage ownership of any other persons.

(5)	Includes 12,133 shares which are pledged.

(6)	Shares held in an IRA Plan account.

(7)	Includes 19,716 shares held jointly with his spouse.

(8)	Includes 12,612 shares held by his spouse and 2,384 shares held in a SEP IRA Plan account.

(9)	Includes 8,211 shares held in an IRA Plan account and 408 shares held in custodianship for his grandchildren.

(10)	Includes 4,537 shares held in an IRA Plan account.

(11)	Includes 4,818 shares which are pledged.

(12)	Includes 3,000 shares held in an IRA Plan account.

(13)
Includes shares allocated to the account of the individuals under the United Bank 401(k) Plan. The respective individuals have vested shares as follows: Ms. Johnson – 20,490 shares; Mr. Crawford – 17,979 shares; Mr. Newell – 16,715 shares; Mr. Smith – 245 shares; Mr. Paulson – 1,095 shares and Mr. Lorey – 3,504 shares.

Shares of Common Stock of United Financial Bancorp, Inc. purchased through personal investment (including through 401-K investments) for the Directors and Named Executive Officers listed above are as follows: Ms. Aiello – 4,719 shares; Mr. Bars – 21,958 shares; Mr. Crowley – 22,376 shares; Ms. Johnson – 38,923 shares; Dr. Leary – 7,682 shares; Mr. Lefurge – 55,764 shares; Mr. Ross – 4,851 shares; Mr. Stewart – 12,124 shares; Mr. Crawford – 18,979 shares; Mr. Newell – 21,453 shares; Mr. Smith – 245 shares; Mr. Paulson – 1,095 shares and Mr. Lorey – 6,504 shares. All shares of Common Stock of United Financial Bancorp, Inc. sold in the open market during 2018 were related to the exercise of stock options and for the Directors and Named Executive Officers listed above are as follows: Mr. Bars – 4,112 shares, Mr. Crawford – 47,000 shares, Mr. Crowley – 13,800 shares, Dr. Leary – 25,512 shares and Mr. Ross – 14,202 shares. Shares of Common Stock of United Financial Bancorp, Inc. gifted to organizations during 2018 for the Directors and Named Executive Officers listed above are as follows: Dr. Leary – 512 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of information furnished to the Company pursuant to Rule 16a-3(e) during the year ended December 31, 2018, all of the Company’s Directors and Executive Officers subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 filed all required reports on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss and analyze the compensation of the “Named Executive Officers” including the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers. The discussion and analysis also includes a description of our decision making process as well as the Company’s compensation philosophy, programs and the material factors affecting our decision making for 2018 compensation.

The following discussion provides detailed information on the compensation practices related to our Named Executive Officers for fiscal year 2018. All Named Executive Officers of the Company are also Named Executive Officers of the Bank. Equity compensation for Named Executives Officers is paid by the Company while cash compensation and benefits are provided by the Bank.

Our 2018 Named Executive Officers (“NEO”) were:

William H.W. Crawford, IV	Chief Executive Officer and President
Eric R. Newell	Executive Vice President, Chief Financial Officer and Treasurer
John J. Smith	Executive Vice President, Chief Information and Administrative Officer
David C. Paulson	Executive Vice President, Head of Wholesale Banking
Brandon C. Lorey	Executive Vice President, Head of Consumer Banking

For additional information regarding compensation of the Named Executive Officers, see “Summary Compensation Table” and other compensation-related tables and disclosure below.

Executive Summary

Executive leadership at United Financial Bancorp, Inc. achieved improved earnings in 2018 as a result of the continuing execution on the Company's Four Key Objectives as discussed below. Net income for the year ended December 31, 2018 was $59.9 million, or $1.17 per diluted share, compared to net income of $54.6 million, or $1.07 per diluted share, for the year ended December 31, 2017. Assets totaled $7.36 billion at December 31, 2018, increasing $242.7 million from $7.11 billion at December 31, 2017. Asset quality remained stable and strong with the ratio of non-performing assets to total assets at 0.44% on December 31, 2018. The Company remains the third largest public bank headquartered in Connecticut, providing financial services to customers through more than 50 branches and commercial loan offices concentrated in Connecticut, Massachusetts and Rhode Island.

Steady Performance into Challenging Headwinds

The executive team delivered steady loan and deposit growth during the year, which included the Company's fourth quarter acquisition of six branches from Webster Bank, the consolidation of three existing branches following the Webster Bank branch acquisition, the opening of a de novo branch in downtown Hartford, and the preparation for the opening of two de novo branches in southern Connecticut, specifically in Greenwich and Westport. Additionally, during the fourth quarter of 2018, the Company restructured its mortgage banking division in order to serve mortgage customers more cost-effectively through its direct mortgage banking model. United Financial Bancorp's balance sheet remained solid and asset quality, liquidity, capital and interest rate risk were well managed. The Company maintained its focus on its objective to invest in areas that will improve revenue and the customer experience, by investing in its information technology, business banking, commercial lending and cash management capabilities. Given a near-flat yield curve, there was pressure on expense management and infrastructure investments making it more difficult to achieve earnings growth while balancing longer term objectives. The organization was able to protect and grow franchise value, its top priority, in this challenging operating environment. Competition for loans and deposits was brisk throughout New England, but United Bank continued to win its share of profitable business in the marketplace.

The Company recorded strong organic loan growth during the year, and participated in strategic loan portfolio purchases throughout 2018. Loan originations and purchases totaled $1.75 billion in 2018 compared to $1.94 billion in 2017. The loan portfolio purchases added $250.6 million of loans to the balance sheet during the year ended December 31, 2018, which supports the Company’s efforts to geographically diversify and shift the composition of the loan portfolio into favorable consumer products with more favorable risk adjusted returns.

Net interest income increased $7.3 million, or 3.9%, compared to 2017, primarily due to the increase in average interest-earning assets of $301.8 million. The earning asset growth is largely reflective of the organic loan growth and the loan portfolio purchases. The Company’s tax-equivalent net interest margin for the year ended December 31, 2018 was 2.92%, a decrease of nine basis points under the prior year of 3.01%.

The Company experienced an increase in non-interest income of $2.1 million for the year ended December 31, 2018, compared to 2017. This increase was driven primarily by (a) an increase in service charges and fees, predominantly transaction fees and revenue generated by the Company’s investment advisory subsidiary, United Wealth Management, Inc., (b) an increase in Bank Owned Life Insurance ("BOLI") income and (c) a decrease in the net loss of limited partnership investments.

For the year ended December 31, 2018, non-interest expense increased $15.0 million over the comparative period in 2017. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits, which was a result of more full-time employees in 2018 compared to 2017 to support growth initiatives, as well as a severance expense recorded as the Company shifted its mortgage banking strategy, which resulted in reduced staffing levels in the mortgage division. In addition, occupancy and equipment increased by $3.6 million compared to 2017 which was primarily due to various expense increases as a result of the Company’s move of the corporate headquarters to Hartford, Connecticut, and the increase in rental costs as the Company opened new branches in 2018.

Fundamental to the Company’s success has been its focus on Four Key Objectives which guide management decisions and provide a balanced view of progress. The Four Key Objectives and 2018 performance toward these goals are as follows.

Key Objective #1: Align earning asset growth with organic capital and low cost core deposit generation to maintain strong capital and liquidity

•	During the year ended December 31, 2018, loans and deposits grew 5.9% and 9.1%, respectively, from the prior year end, and capital grew 2.8% over the same time period.

•	The Company grew non-interest bearing deposit accounts 2.7% in the year ended December 31, 2018 from the prior year end.

Key Objective #2: Re-Mix cash flows into better yielding risk adjusted return on assets with lower funding costs relative to peers

•	Continued growth focused on commercial business loans, which increased 5.5% year-over-year.

•	Continued discipline with the risk-adjusted return on capital (“RAROC”) model.

Key Objective #3: Invest in people, systems, and technology to grow revenue and improve customer experience while maintaining an attractive cost structure

•
During 2018, the Company shifted its mortgage banking strategy to reflect customers’ preference to conduct business both over the Internet and through direct sales channels. Consequently, the mortgage business division was restructured to streamline the customer experience and improve efficiency.

•
The Company’s ratio of non-interest expense to average assets increased to 2.21% for the year ended December 31, 2018, compared to 2.10% and 2.11% for the years ended December 31, 2017 and 2016, respectively.

Key Objective #4: Grow operating revenue, maximize operating earnings, grow tangible book value and pay dividends. Achieve more revenue into net interest income and core fee income

•
During 2018, the Company continued its strategy of reducing its effective tax rate through utilization of tax exempt loans, investments in municipal securities and BOLI, maintaining entities in our unconsolidated corporate structure that have state tax advantages, and maintaining a portfolio of tax credit investments that include alternative energy and affordable housing. These tax reduction strategies support tangible book value creation. Furthermore, the Company identified additional tax strategies and planning opportunities while completing the income tax return for the prior year, resulting in a $1.7 million income tax benefit associated with the tax rate change following the enactment of the Tax Cut and Jobs Act, which was signed into law on December 22, 2017.

•	The Company continued to pay its dividend, totaling $0.48 per share, for each of the years ended December 31, 2018, 2017, and 2016.

•
Tangible book value per share totaled $11.54 as of December 31, 2018, an increase of $0.30 per share, or 2.7%, compared to $11.24 per share at December 31, 2017, which increased $0.71 per share, or 6.7%, in 2017 from December 31, 2016.

•	Revenue increased $9.4 million, or 4.3%, from 2017 and increased $16.9 million in 2017, or 8.4%, from 2016.

The Company’s focus remains to continue improving operating leverage, growing revenue and earnings per share, building tangible book value and increasing franchise value, while operating in a safe and sound manner. Earnings improvements are sought in a responsible and sustainable way. All of these aforementioned objectives should result in continued long term value for our shareholders.

The executive compensation program design accomplishes the objective of attracting, motivating and retaining the talent needed to grow revenue and earnings and oversee the platform of a larger enterprise. Executive interests are aligned with shareholders under a robust governance structure that regularly analyzes its practices versus the market and pay relative to performance. The Company will continue to heavily weigh the financial performance and risk profile of the Company in its assessment of appropriate compensation management.

The non-GAAP financial measures presented in this document provide supplemental perspectives on operating results, performance trends and financial condition. A reconciliation of non-GAAP measures to GAAP measures is attached as Appendix A.

Best Practice Compensation and Governance Programs and Policies

Our compensation programs incorporate best practices, including the following:

What We Do
Pay for performance	Annual say on pay vote
Above target and maximum long term incentive payouts only when we outperform our peer benchmarks and our Strategic Plan	Double trigger change in control severance provision that requires both a change in control and qualifying termination event.
Incentive plan directly linked to strategic and objective financial goals	Stock ownership guidelines and stock holding requirements for Executives and Board of Directors
A significant portion of long-term incentives earned based on relative TSR performance	Total direct target compensation aimed at market median with actual pay that varies based on performance
Robust clawback policy allowing our Board to recoup any excess compensation paid to the Named Executive Officers if the Company restates its financial results upon which an award is based	A Compensation Committee composed entirely of independent Directors oversees the Company's executive compensation policies
Prohibit our senior executive officers and Directors from engaging in hedging transactions	Discourage (and limit) pledging of Company stock
Annual peer group review	Annual risk assessments performed
Shareholder engagement	Independent compensation consultant

What We Don’t Do
No tax-gross ups in our change in control arrangements.
Do not allow pledged stock to count toward stock ownership guidelines
No single trigger equity acceleration upon a change in control
No repricing of stock options without shareholder approval
No dividend equivalents paid prior to vesting
No dividends paid on unearned performance shares
No excessive perquisites

Say on Pay Results

The Company holds an advisory vote on “say on pay” annually. Our last “say on pay” vote was conducted in 2018 and our shareholders showed support of the Company’s compensation practices with 94% of shares represented at the Annual Shareholder Meeting voting in favor of the proposal. Although the vote is non-binding, the Compensation Committee has considered its result. Management regularly reaches out to investors to discuss Company performance and strategy, and the Committee will continue to review and evolve programs and practices to ensure alignment with emerging best practices and regulatory guidelines.

Highlights of 2018 Key Compensation Decisions

Our executive compensation programs are designed to attract, motivate and retain a talented leadership team committed to driving superior results that deliver long-term shareholder value. Our incentive programs are designed to promote pay for performance and reward executives for performance that is aligned with the Four Key Objectives, which ultimately creates long-term shareholder value. Annually, we review our compensation philosophy and our pay programs to ensure that our compensation program meets our objectives and aligns with our performance and business strategy while maintaining good corporate governance practices. The Compensation Committee's annual review includes market based studies performed by their independent consultant.

For 2018, the following compensation decisions were made in consideration of the Company’s philosophy and performance:

•	No changes were made to the annual incentive program which continues to use a scorecard approach to measure performance in a balanced manner and reduce unnecessary risk taking.

•
Base salaries were reviewed in the fourth quarter of 2017 based on independent consultant analysis and increased for the Named Executive Officers by 3.8% on average, effective in January, 2018, in order to remain competitive with the market.

•
During the fourth quarter of 2018, based on independent consultant analysis the Compensation Committee approved base salary increases for the Named Executive Officers by 3.4% on average, effective in January 2019.

•
Annual equity awards were granted with a balanced mix of performance and time-vested shares that aligns the executive team with shareholder value and interests, and vests over a 3-year performance period. Performance-

vested shares only vest if we achieve predefined goals for relative Total Shareholder Return and Pre-Tax Pre-Provision profit.

•	In recognition of 2018 financial performance and accomplishments, the annual incentives were awarded at 117% of target.

•	Annual equity awards were granted with a balanced mix of performance and time-vested shares that aligns the executive team with shareholder value and interests over a 3-year performance period.

Objectives of the Company’s Compensation Programs and Compensation Philosophy

Below we summarize our philosophy and guiding principles as well as our decision process and the outcomes of that process. Our executive compensation programs are designed to enable the Company to attract, motivate and retain talent needed for the Company’s success, reward executives for performance, align executive interests with those of our shareholders, provide competitive compensation and ensure a balanced approach that promotes sound risk management practices.

We plan to achieve these objectives through several guiding principles.

Principles	How we achieve the principles
Provide market competitive compensation that enables the Company to attract and retain executives
•       Competitive base pay ranges are designed to target market median with flexibility to recognize individual performance, experience and contribution.
•       Total compensation is targeted to market median for achieving median performance. Actual total compensation varies as appropriate to reflect individual and Company performance.
•       Market is defined using a combination of published industry survey sources (representing similar size and scope) and a proxy peer group of publicly-traded banks similar in size and region is reviewed annually.
•       Retention of key executives is supported through the use of multi-year vesting schedules for stock.

A significant portion of pay will be performance-based and support our goal to deliver shareholder value
•       More than 50% of our total compensation opportunity is performance-based, represented by our short and long-term incentive plans.
•       A portfolio of performance measures will be tied to strategic goals, and specifically, the Company's Four Key Objectives, that are intended to deliver long-term shareholder value.

Support a culture of ownership that aligns our executives’ interests with those of shareholders	• Ownership guidelines and holding requirements support our culture of encouraging executives to have significant stock holdings.
Focus on long-term/stock perspective and balanced approach to rewards that supports sound risk management practices
•       Long-term equity compensation supports our goal to align rewards with the time horizon of potential risk.
•       Our total compensation program in aggregate is designed to balance multiple perspectives including short/long term performance, cash/equity, relative/absolute performance and fixed/variable pay.

Risk Assessment

The Company adheres to a conservative and balanced approach to risk. Management and the Board conduct regular reviews of the business to ensure it remains within appropriate regulatory guidelines and practice. In addition, the Company is periodically examined by the Federal Reserve Bank of Boston, the Federal Deposit Insurance Corporation and the Connecticut Department of Banking.

In late-2017 and during 2018, the Chief Risk Officer conducted a thorough risk assessment of the Company’s 2018 incentive plans. Additionally, in late-2018 and during 2019, the Chief Risk Officer conducted a thorough risk assessment of the Company’s 2019 proposed plans. The in-depth reviews were presented to the Compensation Committee, and, based on the Chief Risk Officer’s review, the Company concluded that the compensation programs provide appropriate balance across many performance measures, have controls on the range of payouts, allow Committee discretion in making awards and ultimately do not pose material risk to the Company. Going forward, the Company will continue to monitor and evolve its programs to ensure they are aligned with emerging regulations and best practices.

Role of the Compensation Committee, Management and the Compensation Consultant in the Executive Compensation Process

Role of the Compensation Committee

The Compensation Committee (the “Committee”) of our Board of Directors discharges the responsibilities of the Board of Directors (the “Board”) with regard to compensation paid to our Named Executive Officers, as well as all other executive officers (other than payments or benefits that are generally available to all other employees of the Company). To fulfill its responsibilities, the Committee meets throughout the year (10 times in 2018) and also takes action by written consent. The Chairman of the Committee reports on Committee actions at meetings of the Company’s Board.

The Committee operates under a written charter that establishes its responsibilities. A copy of the Compensation Committee Charter can be found on the Company’s website under the link entitled “Corporate Overview - Governance Documents” at www.unitedfinancialinc.com. The Committee reviews the Charter annually to ensure that the scope of the Charter is consistent with the Committee’s expected role. Under the Charter, the Committee is charged with general responsibility for the oversight and administration of our executive compensation program. Annually, the Committee reviews all compensation components and performance for the Company’s Chief Executive Officer and other executive officers, including base salary, annual short-term incentives, long-term incentives (equity), benefits and other perquisites. In addition to reviewing competitive market values, the Committee examines the total compensation mix, pay-for-performance relationship and alignment with our compensation philosophy. The Committee also reviews the employment agreements for Named Executive Officers. As the Committee makes decisions regarding the Chief Executive Officer and other executive officers’ compensation, input and data from management and outside advisors are provided for external reference and perspective. While the Chief Executive Officer makes recommendations on other executive officers’ compensation, the Committee is ultimately responsible for approving compensation for all executive officers. The Committee meets regularly in executive session without management.

Role of the Compensation Consultant

Pursuant to its Charter, the Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its compensation consultant. The Committee has access to the funding it needs to solicit advisory services to meet their requirements.

For 2018, the Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation consultant. Meridian reports directly to the Committee and the Committee may replace Meridian or hire additional consultants at any time. Meridian attends meetings of the Committee, as requested, and communicates with the Chair of the Committee between meetings; however, the Committee makes all decisions regarding the compensation of the Company’s executive officers.

Meridian provides various executive compensation services to the Committee with respect to the Company’s executive officers and other key employees at the Committee’s request. Meridian advises the Committee on the principal aspects of the executive compensation program, informs the Committee of evolving best practices and provides market information and analysis regarding the competitiveness of the program design and helps the Committee assess the relationship of pay and performance.

The Committee regularly reviews the services provided by its outside consultant and believes that Meridian is independent in providing specialized executive compensation consulting services. The Committee conducted a specific review of its relationship with Meridian in 2018 and determined that Meridian’s work for the Committee did not raise any conflicts of interest and is consistent with the guidance provided under the Dodd-Frank Act, the SEC and the NASDAQ. The Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Role of the Company’s Management

The Company’s management provides information and input, as requested by the Committee to facilitate decisions related to executive compensation. At the start of each year, the Chief Executive Officer develops proposed Company goals and objectives that are reviewed and approved by the Board of Directors. Performance measures for the incentive plan are derived from the Board approved goals.

Members of management may be asked to provide input relating to potential changes in compensation programs for review by the Committee. The Chief Executive Officer and the Executive Vice President, Chief Human Resources Officer provide the Committee and other advisors with Company information related to the Committee’s needs.

The Committee occasionally requests members of executive management to be present at Committee meetings where executive compensation and Company or individual performance are discussed and evaluated. Executives provide insight, suggestions or recommendations regarding executive compensation; however, only Committee members vote on decisions regarding executive compensation.

The Chief Executive Officer reviews executive performance with the Committee and makes recommendations relating to executive compensation decisions. The Committee meets with the Chief Executive Officer to discuss his own performance and compensation package, but ultimately decisions regarding the Chief Executive Officer's compensation are discussed and approved during Executive Session, when the Chief Executive Officer is not present. Decisions regarding other executives’ performance and compensation are made by the Committee considering recommendations from the Chief Executive Officer.

Inputs to Committee Decisions

Competitive Benchmarking

Understanding the competitive landscape is a key element the Committee considers in setting program targets and making compensation decisions. The Committee relies on data and advice from Meridian, including benchmarking data, best practices information and general education to members of the Committee as needed throughout the year.

A primary data source used in setting a competitive market for the Named Executive Officers is the information publicly disclosed by a custom peer group. In August 2017, Meridian worked with the Committee to update its peer group in preparation for the comprehensive analysis that was performed in the fourth quarter of 2017 in order to affirm the pay decisions that would be effective January 1, 2018. The 2017 peer group consisted of twenty-three (23) publicly traded banks, respectively, of similar asset size and region. In August 2018, Meridian worked with the Committee to review its peer group for use in evaluating executive compensation in 2018, and determined that the peer group remain unchanged. The peer group included banks and thrifts approximately a half to two times the Company's assets, targeting median assets similar in size to the Company. The peer groups included banks located in the Northeast and Mid-Atlantic regions.

Both the 2017 and 2018 peer groups were approved by the Committee and served as a reference for pay program designs and pay decisions. The following banks were included in the 2017 and 2018 peer groups:

Berkshire Hills Bancorp, Inc.	NBT Bancorp, Inc.
Bridge Bancorp, Inc.	Northwest Bancshares, Inc.
Brookline Bancorp, Inc.	OceanFirst Financial Corp.
Community Bank System, Inc.	Provident Financial Services, Inc.
ConnectOne Bancorp, Inc.	S&T Bancorp, Inc.
Customers Bancorp, Inc.	Sandy Spring Bancorp, Inc.
Dime Community Bancshares, Inc.	Tompkins Financial Corporation
Eagle Bancorp, Inc.	TrustCo Bank Corp NY
First Commonwealth Financial Corp.	Univest Corporation of PA
Flushing Financial Corporation	Washington Trust Bancorp, Inc.
Independent Bank Corp.	WSFS Financial Corporation
Lakeland Bancorp, Inc.
In addition to the peer group, Meridian included data from published surveys including the 2017 McLagan Regional Banking Survey. The information from this competitive data source and the peer group were used to make base salary decisions for the Named Executive Officers in the fourth quarter of 2017 that were to be effective on January 1, 2018, as well as to determine long-term incentive award targets for the November 2017 equity grant and confirm 2018 annual incentive award targets and payout ranges.
2018 Executive Compensation Program Components and Decisions
The Company’s executive compensation program consists of the following components: base salary, short-term incentive, long-term equity awards and participation in our employee and executive benefit plans.

Base Salaries. Base salaries are reviewed annually and adjusted as appropriate to reflect each executive’s performance, contribution, experience and pay relative to the market. Internal responsibilities and relationships which may be unique to the Company are taken into consideration.

The following summarizes the 2018 salaries for the Company’s Named Executive Officers:

Named Executive Officer	2017 Base Salary	2018 Base Salary*	% Increase
Mr. William H. W. Crawford, IV	$639,600	$665,184	4%
Mr. Eric R. Newell	$332,850	$346,164	4%
Mr. John J. Smith	$329,600	$339,488	3%
Mr. David C. Paulson	$297,150	$309,036	4%
Mr. Brandon C. Lorey	$297,150	$309,036	4%

*	2018 base salary increases were effective January 8, 2018.

In November 2018, based on the updated competitive benchmarking data, the Committee approved the following base salaries for our Named Executive Officers, effective January 7, 2019:

Named Executive Officer	2019 Base Salary
Mr. William H. W. Crawford, IV	$685,140
Mr. Eric R. Newell	$356,549
Mr. John J. Smith	$349,673
Mr. David C. Paulson	$318,307
Mr. Brandon C. Lorey	$318,307

Short-Term Incentive Compensation. All executive officers participate in the Company’s Senior Officer Incentive Compensation Plan (the “SOICP”), which is administered by the Compensation Committee of the Board of Directors. The SOICP is an annual incentive plan designed to encourage participants to focus on key performance goals during the fiscal year. The SOICP provides participants with an opportunity to earn variable rewards that are contingent on a combination of Company and Individual performance. In 2018, the performance period was January 1, 2018 through December 31, 2018.

The SOICP provides that each participant has a defined incentive opportunity expressed as a percentage of base salary. The incentive opportunity reflects a target award that will be paid assuming all financial and individual goals are achieved. The target incentive opportunity is 55% of base salary for the Chief Executive Officer and 40% for the Executive Vice Presidents.

The table below summarizes the performance goals established by the Compensation Committee for the SOICP. Performance was measured by a combination of Company and individual goals to support a “balanced” view of performance and incorporate sound risk management features and allocated such that 80% of the award is based on financial metrics and 20% is based on individual performance.

Performance Measure	Weight
Non-GAAP Efficiency (Non-Interest Expense / Average Assets)	20%
Asset Quality (All Non-Performing Assets / Average Assets)	20%
Non-GAAP Return on Tangible Common Equity	20%
Non-GAAP Pre-Tax Pre-Provision / Average Assets	20%
Individual Performance	20%

Performance for each measure is defined at threshold, target and stretch levels which correspond to a range of potential payouts (50% of target incentive for threshold performance, 100% of target incentive for target performance and 150% of target for stretch performance for each metric). Awards are interpolated in between these levels to provide for incremental rewards.

In order for the Plan to “activate” the Company must attain the Plan Gate/Trigger, which is defined as 80% of the budgeted Net Income. The budgeted Net Income for 2018 was $64.8 million (80% is equal to $51.8 million). If this level of Net Income was not met, the SOICP would not have paid out any awards regardless of performance on other goals. Once 80% of the budgeted Net Income was achieved, the incentive plan activated and payouts were determined based on Company and individual performance as defined below.

As shown in the following table, the Company achieved above target results for all four corporate measures, two of which were achieved at stretch. Individual performance is assessed for each executive to determine the award related to individual goals. The final payout is then calculated for each executive.

Performance Measures	Weighting	Threshold	Target	Stretch	Actual	Earned %
Plan Gate/Trigger	—	—	$51.8 million	—	$59.9 million	Plan Activated
Non-GAAP Efficiency (NIE/AA)(1)	20%	2.20%	2.15%	2.10%	2.14%	110%
Asset Quality (All NPA/AA)	20%	90bps	80bps	70bps	45bps	150%
Non-GAAP ROTCE(1)	20%	10.00%	10.50%	11.00%	11.07%	150%
Non-GAAP PTPP/AA(1)	20%	1.00%	1.10%	1.15%	1.05%	75%
Individual Performance	20%	Set individually based on role			Varies by Participant

(1)
The non-GAAP financial measures presented in this document provide supplemental perspectives on operating results, performance trends and financial condition. The SOICP permits management to exclude certain events, with the approval of the Compensation Committee. A reconciliation of non-GAAP measures to GAAP measures is attached as Appendix A.

The individual performance component of the SOICP is based on the Chief Executive Officer’s recommendation to the Committee of each individual’s performance and the Committee's assessment of the CEO's performance. Individual performance is weighted 20% and evaluated based on a payout scale of 50% to 150%.

For 2018, all Named Executive Officers met their individual performance goals. In recognition of the team's collective contributions, each earned a payout of 100% for the individual performance measure. Each Executive has individual goals specific to his role that focus on the successful execution of the Company's 2018 Strategic Plan (Mr. Crawford's performance is discussed in the "Chief Executive Officer Compensation Review" section of this document). Some of the individual items that were considered by the Compensation Committee include:

•
Mr. Newell was effective in handling the financial planning process in a year characterized by growth constraints related to economic factors impacting the banking industry. He collaborated constructively with other executives to balance overall financial performance while prioritizing specific business investment objectives and opportunities. In addition to his normal duties involving accounting policy and operations and the management of liquidity and interest rate risk, Mr. Newell provided support to the CEO and Board in evaluating capital deployment and value creation projects. He took the lead strategic role in negotiating and working with Webster Bank to ensure a successful integration of six branches and a $109.4 million assumption of deposits. His oversight of corporate facilities involved the success of two de-novo branch projects. Mr. Newell additionally frequently visited with various internal groups to listen and exchange viewpoints in order to better understand environmental factors affecting the Company's performance.

•
Mr. Smith's leadership resulted in the development and issuance of the 2018-2020 Technology Strategic Plan, which further enhanced alignment with business unit goals and introduced key performance metrics to improve service levels. The Plan continues to support the organization's Four Key Objectives by enhancing customer experience through digital transformation, by introducing initiatives to support revenue and deposit generation, and by augmenting efficiency improvements by building capacity and pursuing opportunities for better expense management. Mr. Smith renegotiated enterprise technology agreements with third parties to achieve significant operational cost savings with more formalized service level expectations. Mr. Smith's department had a large role in the successful completion of the acquisition and integration of six former Webster Bank branches. They additionally made numerous improvements in the customer service experience, business process, work flows and systems related to areas such as wire transfer, wholesale lending, on-line account opening, loan application processing and debit card issuance. In addition, Mr. Smith took proactive steps with employee initiatives designed to effectively monitor the work environment and improve communication and collaboration efforts.

•
Mr. Paulson led the Wholesale Banking line of business to improved profitability, growing the balance sheet in a manner consistent with the Company's objectives, continuing the intense focus on deposit growth, and maintaining Net Interest

Margin ("NIM") and credit quality standards amidst challenging market conditions. He was also effective in sustaining Return on Average Equity ("ROE") and Return on Average Assets ("ROA") performance on new loan originations above target. Mr. Paulson sponsored numerous efforts to enhance productivity and automation in his business line, and his team achieved improved operating leverage during the course of the year. He also worked closely with the technology and compliance organizations to ensure that several initiatives were delivered to market appropriately. Mr. Paulson's regular work on matters involving both commercial and retail interests and his dialog across the various business lines reinforced strong internal collaboration, fostering successful customer relationships and service.

•
Mr. Lorey led and harmonized the Consumer Banking focus of the organization across several business lines and did this well in a challenging economic environment and in highly competitive markets. Customer service measures were consistently strong and continued to improve throughout the year. Strategically targeted fee increases improved fee revenue generation during the year. Loan servicing areas were consolidated and servicing costs were lowered, supported in particular by cross-training optimization initiatives. The deployment of a new business banking capability began to facilitate and enhance deposit gathering activities. Mortgage lending was reorganized to reduce operating expense and provide service to customers through the direct channel that their actions demonstrated that they prefer. Beyond this, Mr. Lorey promoted progressive ways of improving communication in the branch network and instilling an organizational mindset that is set on keeping customers in the spotlight as the organization develops and delivers its products and services.

The following table shows the total payout opportunity and the total actual payout of annual cash incentives for the full year January 1, 2018 through December 31, 2018.

Named Executive Officer	2018 Incentive Target	2018 Incentive Actual	% of Target Incentive
Mr. William H.W. Crawford, IV	$365,851	$428,046	117%
Mr. Eric R. Newell	$138,466	$162,005	117%
Mr. John J. Smith	$135,795	$158,880	117%
Mr. David C. Paulson	$123,614	$144,629	117%
Mr. Brandon C. Lorey	$123,614	$144,629	117%

Long-Term Equity Awards. The Committee and management believe that equity compensation is a critical component of a total direct compensation package which enhances the Company’s ability to recruit, retain and reward key talents needed for the Company’s success, align executives’ interests with those of our shareholders, encourage executives’ best performance and provide incentives for long-term sustained performance. Our shareholder approved stock incentive plan allows us to execute our philosophy by providing equity compensation to our key executives and Board members.

The Committee approved equity awards to members of the executive management team, including the CEO and NEOs, pursuant to the Company’s shareholder-approved 2015 Omnibus Stock Incentive Award Plan (the “2015 Plan”). In determining the form of equity to be granted, the Committee considered many factors including the ability to drive corporate performance, retention, executive officers’ current stock ownership level, tax and accounting treatment and the impact on dilution. Awards were made in consideration of market practice and alignment with the Company’s compensation philosophy. In 2017, the Compensation Committee approved Equity Grant Guidelines for Executive Officers to consider that long-term incentive awards could be granted at Target and that the grant itself could vary up to plus or minus 20% of Target to allow for recognition of the variation of the Company's and individual's performance in the prior year. Any adjustments to the Target grant level for the current year were determined to result in a change to the time-vested portion of the award only. Performance share units will remain at the peer driven Target value with any adjustments at payout based on future Company performance. Adjustments to the grant value for any given year does not change the overall Target award (as a percentage of salary) for future years. The 2018 annual equity grants were comprised of 50% performance-vesting restricted stock units (“performance shares”) and 50% time-vesting restricted stock.

At the time of the 2018 annual equity grants, Mr. Newell and Mr. Lorey each received an enhanced grant. Both of these individuals are in critically important leadership roles which drive corporate performance and strategy. After reviewing the positioning of their total compensation relative to the market reference information available and considering the status and composition of their current stock ownership levels, the Committee decided to enhance their grant amounts, for this particular grant, beyond the established guidelines. It was determined that the guidelines were not adequate to reinforce the value of retaining these two executives in their respective roles. In both cases, the additional amounts provided to enhance these grants maintained an equal proportioning between time and performance based vesting. This will strengthen retention and improve market competitiveness with an emphasis on long term performance.

Named Executive Officer	2018 Equity Awards
	Time- Vested Restricted Stock (# of Shares)	Performance- Vested Restricted Stock Units (# of Shares)	Total Value at Target ($000)
Mr. William H.W. Crawford, IV	14,697	14,697	$466
Mr. Eric R. Newell	8,741	8,741	$277
Mr. John J. Smith	4,286	4,286	$136
Mr. David C. Paulson	3,901	3,901	$124
Mr. Brandon C. Lorey	7,803	7,803	$247

Performance-vested restricted stock units have a three-year performance period (January 1, 2019 – December 31, 2021) with performance criteria reflecting two key financial measures with equal weighting: the three-year change in Total Shareholder Return (“TSR”) and the three year average of Pre-Tax Pre-Provision profit as a percentage of Average Assets ("PTPP/AA"), a non-GAAP measure. These goals were selected to reflect our focus of the Company's Four Key Objectives, which include sound risk management and shareholder value enhancement over the long-term horizon, and equally balance metrics between peer-based and absolute number measures. Performance for the TSR goal will be evaluated after three years based on the Company’s performance relative to the SNL U.S. Bank and Thrift index. Performance for the PTPP/AA goal will be based based on the Company’s reporting of this profitability metric to shareholders for calendar years 2019, 2020 and 2021, and then averaging the reported value for each year over the entire three year performance period relative to goals established by the Committee at the beginning of the performance period.

3 year Performance Relative to SNL U.S. Bank & Thrift Index	3 year Performance Relative to PTPP/AA Goal	Payout Schedule
75th percentile	Stretch	150% of target
50th percentile	Target	100% of target
35th percentile	Threshold	50% of target
Below the 35th percentile	Below threshold	0% of target

Each measure’s performance is determined independently. A payout percentage will be interpolated between 50% and 150% dependent on the reported percentile to peers or percentile to goal. The performance-based restricted stock units will vest as soon as practical after performance results are known and the Committee reviews and certifies the results. Time-vested restricted stock grants have an incremental vesting schedule which vests 33.33% per year beginning on first anniversary of the grant date.

Performance-based restricted stock units were awarded to eligible executives on November 18, 2015 which vested on the last day (or next business day) of the performance period, or December 31, 2018. However, because of the relative metrics involved in the vesting of these units, the result cannot be determined until after fourth quarter earnings are reported by the Company's performance reference group, which was defined by the Compensation Committee to include exchange traded U.S. Banks and Thrifts with assets between $3.5 billion and $10 billion as of December 31, 2018. The vesting of these performance units was based on two relative metrics: Core Earnings Per Share growth and Total Shareholder Return. For the first metric, Core Earnings Per Share growth, the Company’s performance was in the 10th percentile of the reference group of institutions. As a result, the performance units tied to this metric did not meet the Threshold performance and there was no payout related to those units. For the second metric, Total Shareholder Return, the Company’s performance was in the 45th percentile of the reference group of institutions. As a result, the performance units tied to this metric met the Threshold performance but were less than Target performance. On an interpolated basis, the payout was determined to be 83.33% of the Target for the Total Shareholder Return metric. Thus, the total payout for both of these metrics, which were equally weighted and made up the total number of performance shares, was 42% of Target.

Named Executive Officer	2016 - 2018 Performance Cycle
	Performance- Vested Restricted Stock Units Target (# of Shares)	Performance- Vested Restricted Stock Units Vested (# of Shares)	Total Vested as of December 31, 2018 (%)
Mr. William H.W. Crawford, IV	20,395	8,565	42%
Mr. Eric R. Newell	5,876	2,467	42%
Mr. John J. Smith*	-	-	-
Mr. David C. Paulson	5,386	2,262	42%
Mr. Brandon C. Lorey	5,386	2,262	42%
* Mr. Smith was hired after the grant date of November 18, 2015.

Chief Executive Officer Compensation Review

The Compensation Committee reviews executive compensation annually with an expanded analysis conducted every other year. During 2017, an expanded analysis was conducted, including an in-depth market evaluation performed for Mr. Crawford’s role as CEO and President. In partnership with its compensation consultant, Meridian, in July of 2017 the Committee studied Mr. Crawford's realizable and realized pay-for-performance alignment in comparison to the Company's peer group during the analyzed performance period. This study was followed by a full executive compensation analysis in October of 2017. The Committee considered various compensation components in comparison to publicly traded banks that were similar in regional location and asset size. As this information was considered, the Committee also continued to prioritize the maintenance of an appropriate “at-risk” or “performance-based” mix in Mr. Crawford’s total compensation.

In terms of base salary, the Committee approved a 4% increase for Mr. Crawford effective January 1, 2018 which brought this component of his compensation to $665,184, which was slightly below the market median. During 2018, the Committee approved a 3% increase for Mr. Crawford effective January 7, 2019 which brought this component of his compensation to $685,140, and continues to be slightly below the market median. Mr. Crawford’s short-term incentive target is 55% and is capped at 82.5% of base salary, or 150% of target. Mr. Crawford’s long-term incentive target remained at 70%, in line with the market median, equally balanced between time-vesting and performance-vesting stock. Overall, the Company’s pay mix for the CEO and President position is similar to market with 55% of pay "at-risk" versus 56% for the Company's peer group.

For the 2018 performance year, Mr. Crawford was awarded a short-term incentive payout under the Senior Officer Incentive Plan of $428,046, or approximately 117% of his target incentive. This payout reflected Company performance that met operational efficiency goals, and exceeded asset quality and operating return goals, but did not meet profitability expectations. Individual performance assessment considers that over Mr. Crawford's tenure, since joining the Company in 2011, the Company has generated 18% revenue growth and 25% earnings per share growth in terms of compound annual growth rates each year. In addition, the Committee again recognized Mr. Crawford’s highly effective individual performance in areas such as constituent relationships, strategic focus and talent management.

In November 2018, as part of the Company’s normal cycle, Mr. Crawford was awarded a stock grant with a fair market value of $465,601, comprised of 50% time-vesting restricted stock and 50% performance-vesting restricted stock units. This award was equal to 70% of Mr. Crawford’s salary at the end of 2018 and a 1% increase in dollar value over the previous year.

The non-GAAP financial measures presented in this document provide supplemental perspectives on operating results, performance trends and financial condition. A reconciliation of non-GAAP measures to GAAP measures is attached as Appendix A.

Benefits and Supplemental Executive Retirement Plans

In addition to the compensation paid to executive officers as described above, executive officers received, along with and on the same terms as other employees, certain benefits pursuant to the 401(k) Plan and life insurance. All of the Named Executive Officers are also eligible to participate in the Supplemental Savings and Retirement Plan ("SSRP"). This Plan provides restorative payments to select highly compensated executives designated by the Compensation Committee who are prevented by federal law from receiving the full benefits contemplated by the 401(k) Plan.

In December 2012, the Company adopted a defined contribution Supplemental Executive Retirement Plan (“SERP”) for Mr. Crawford to fulfill the promise made in Mr. Crawford’s 2011 employment agreement, as well as to encourage retention and provide an additional opportunity for long-term performance-based compensation. The SERP provides Mr. Crawford annual contributions on the last day of the plan year equal to 30% of base salary, less all employer contributions (other than matching contributions) to his accounts under the 401(k) Plan and the SSRP. Mr. Crawford has the opportunity to receive an additional annual contribution equal to 15% of base salary if certain performance criteria are achieved during overlapping three-year performance periods, as established within ninety (90) days of the beginning of each performance period by the Committee. The most recent three-year performance period was the period commencing on January 1, 2016 and ending on December 31, 2018. The performance goal for this three-year period was not achieved and the Compensation Committee did not approve the payment of the additional performance contribution for that time period.

In addition to the contributions described above, the SERP account balance is credited with interest each month based on the monthly Moody’s Seasoned Aaa Corporate Bond Yield. At termination of employment, Mr. Crawford receives his vested account balance, payable as a lump-sum on the first day of the month following the one year anniversary of his separation from service. If termination occurs for reasons other than death, disability, involuntary termination following a change in control, or for cause, the percentage of the account that is vested is as follows: 50% at December 31, 2015, and an additional 10% at each subsequent anniversary until fully vested, if Mr. Crawford remains continuously employed by the Company through December 31, 2020. If termination occurs due to death or disability, the account balance becomes 100% vested and the balance is distributed as a lump-sum payment on the first of the month following separation from service. Upon involuntary termination (or termination for good reason) within two years following a change in control, the account balance becomes 100% vested and an additional amount is added to the account equal to the product of A and B, where:

•
A is an amount equal to 30% of annual salary, less all employer contributions (other than matching contributions) to Mr. Crawford’s accounts under the 401(k) Plan and the SSRP for the respective Plan year, and;

•	B is the lesser of 10 or the number of years between Mr. Crawford’s age at separation from service and age 65.

All benefits under the SERP are forfeited if Mr. Crawford is terminated for cause. As the SERP is an unfunded, non-qualified plan, Mr. Crawford has the status of an unsecured general creditor of the Company with respect to the benefits accrued under the SERP.

Messrs. Crawford, Newell, Smith, Paulson and Lorey received automobile allowances; Messrs. Crawford, Newell, Paulson and Lorey received club dues reimbursement; and Mr. Smith received a relocation expense reimbursement and a housing stipend. The value of these benefits are disclosed in the notes to the Summary Compensation Table.

Death Benefits for Certain Officers

The Bank maintains an unfunded plan for a select group of officers whose lives have been insured by Bank Owned Life Insurance (“BOLI”) pursuant to which $25,000 is payable to a beneficiary designated by the officer upon the death of the officer while actively employed by the Bank or after attaining eligible retirement age, and the balance is payable to the Bank.

Executive Employment/Severance Agreements

The Company has entered into employment agreements with all of its Named Executive Officers and certain other executive officers. All of these contracts reflect an initial two-year term, which are automatically extended annually for a one-year period, with the exception of Mr. Crawford, CEO and President. On November 20, 2017, the Committee entered into an amended employment agreement with Mr. Crawford with an initial term of one-year, which will be automatically extended annually for additional one-year periods. The agreement provides for an initial base salary of $639,600 per year. The agreement also provides that Mr. Crawford will be eligible to earn annual incentive compensation with an incentive target in amounts determined by the Company’s Compensation Committee. Mr. Crawford will be eligible to participate in employee and executive benefit plans and programs of the Bank.

On December 18, 2015, the Company entered into new employment agreements with Messrs. Newell, Paulson and Lorey, effective January 1, 2016; and with Mr. Smith on January 19, 2016. The initial term of the agreements with Messrs. Newell, Paulson and Lorey was until December 31, 2017, and automatically extends annually for a one-year period; and the initial term of the agreement with Mr. Smith was until January 18, 2018, and automatically extends annually for a one-year period.

The employment agreements include change in control provisions. The Company believes these agreements are necessary to preserve a stable executive team during the transition process related to a change in control, and appropriate to provide a level of financial security so that executives will remain focused on shareholders’ and customers’ interests in connection with the change in control.

Named Executive Officers are not entitled to receive severance benefits due simply to a change in control. The change in control provisions provide for the payment of severance benefits upon a “double trigger” event. A “double trigger” event used in this context means that an executive is only entitled to change in control benefits if the executive’s employment is terminated without cause or the executive resigns for good reason within two years of a change in control.

If the payments and benefits payable in connection with a change in control would be subject to the excise tax under Section 4999 of the Internal Revenue Code (the “Code”), the Named Executive Officer will receive either (a) the payment reduced to the maximum amount that will not result in any excise tax under Code Section 4999 being triggered; or (b) the full payment, in which case, the Named Executive Officer will be responsible for paying the excise tax, but only if this alternative leaves the Named Executive Officer in a better after-tax position.

Equity Compensation Grant Practices

The Committee is solely responsible for the development of the schedule of equity awards made to our Chief Executive Officer and the other Named Executive Officers. As a general matter, the Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we have never timed the release of material non-public information to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The Committee’s decisions are reviewed by, and must be approved by, the Company's full Board of Directors.

In accordance with our equity plan, the Committee may grant stock options only at or above fair market value, which is defined as the closing sales price of our Common Stock on the NASDAQ on the date of grant.

Stock Ownership Guidelines

In 2012, the Committee implemented stock ownership guidelines to encourage select senior executive officers and Directors to hold meaningful ownership in Company stock and align their interests with those of our shareholders. The stock ownership guidelines for Board members were modified in 2017 to five times the Board retainer from three times the Board retainer, thereby increasing the stock ownership guidelines for Board members to $200,000 from $75,000. All Directors meet the stock ownership guideline requirements as of December 31, 2018.
Our policy requires senior executive officers and Board members to obtain and maintain beneficial ownership (by Company grant and through individual purchase) of the following amount of shares in the Company’s Common Stock.

Position / Level	Requirement
Directors
Board Member	5 times Board retainer
Senior Executive Officers
Chief Executive Officer	3 times base salary
Executive Vice Presidents	2 times base salary
Senior Vice Presidents	1 times base salary

Beneficially owned shares include shares that the individual owns or has voting power including the power to vote, or to direct the voting; and/or, investment power including the power to dispose or to direct the disposition. Shares owned by an individual in the Company’s benefit plans (e.g. 401(k)) count toward the stock ownership requirement. In addition, unvested time-vesting restricted stock count toward the stock ownership requirements since those shares convey voting rights during the vesting period. Until the requirement is met, senior executive officers and Directors are expected to hold 75% of net of tax shares from equity grants. There were no exceptions to this holding requirement in 2018.

Hedging Policy and Pledging Restrictions

Our policy prohibits our senior executive officers and Directors from engaging in transactions having the effect of hedging the unvested portion of any equity or equity-linked award. In addition, the Company does not permit shares pledged for senior executive officers and Directors to be applied toward stock ownership guidelines, and limits the number of shares they may pledge.

Clawback Policy

The Company has adopted a Clawback Policy (the “Policy”), which would be triggered by any restatement of the financial statements. The Policy covers performance-based incentive and equity compensation awarded when vesting, settlement or payment is contingent upon the achievement of a specified performance metric. Excess compensation, determined to be the amount of compensation that would not have been paid to the Executive Officer if the financial statements were correct at the time of the payment, would be subject to recoupment at the discretion of the Committee.

Tax, Accounting and Other Considerations

The Compensation Committee considers the effects of tax and accounting treatments when it determines executive compensation. For example, under the Tax Cut and Jobs Act enacted on December 22, 2017, generally compensation paid to applicable executive officers of publicly traded companies, in excess of $1million, is disallowed from receiving a tax deduction (section 162(m) of the Internal Revenue Code). In structuring United’s compensation programs and in determining executive compensation, the Committee takes into consideration the deductibility limit for compensation. Despite the loss of deductibility, United continues to commit to providing a significant portion of executive pay in performance-based components, consistent with its compensation philosophy. The Committee reserves the right, however, in the exercise of its business judgment, to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Code. The employment contracts for the Named Executive Officers were amended in 2012 and contain change in control limitation provisions pursuant to Internal Revenue Code Section 280G. If a change in control payment exceeds the limit for deductible payments under Section 280G of the Internal Revenue Code, the higher of (i) safe harbor amounts; or (ii) full payments after tax (i.e., “best of after-tax benefit”) will be paid to the Named Executive Officer. For the full payments, the Named Executive Officer is responsible for paying the excise tax. The Compensation Committee takes into consideration the accounting effects of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 in determining vesting periods for stock options and restricted stock awards under the United Financial Bancorp, Inc. 2015 Omnibus Stock Incentive Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with Management the “Compensation Discussion and Analysis” disclosure appearing above in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, which incorporates by reference the disclosure contained in this Proxy Statement.
March 15, 2019

The Compensation Committee:

Kristen A. Johnson, Chairman
Carol A. Leary, Vice Chairman
Michael F. Crowley
Raymond H. Lefurge, Jr.
Robert A. Stewart, Jr.

COMPENSATION OF EXECUTIVE OFFICERS AND TRANSACTIONS WITH MANAGEMENT

Summary Compensation Table

The following table sets forth certain information with respect to the compensation of our principal executive officer, principal financial officer and three most highly compensated executive officers. Each individual listed in the table below may be referred to as a Named Executive Officer or NEO or Executive Officer. No options or other equity-based awards were repriced or otherwise modified during 2018 for the Named Executive Officers.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation (7)	Total
(a)	(b)	(c)$	(d)$	(e)$	(f)$	(g)$	(h)$	(i)$	(j)$
William H. W.	2018	667,250	—	465,601	—	428,046	—	347,364	1,908,261
Crawford, IV	2017	639,363	—	460,486	—	438,126	—	417,199	1,955,174
Chief Executive Officer and President	2016	617,365	—	430,493	—	353,625	—	378,650	1,780,133
Eric R. Newell	2018	347,239	—	276,915	—	162,005	—	60,657	846,816
Executive Vice President,	2017	332,850	—	159,993	—	182,402	—	61,040	736,285
Chief Financial Officer and Treasurer	2016	318,219	—	126,786	—	145,820	—	49,351	640,176
John J. Smith	2018	340,604	—	135,780	—	158,880	—	85,552	720,816
Executive Vice President,	2017	329,600	—	139,985	—	180,621	—	83,415	733,621
Chief Information and Administrative Officer	2016	306,462	300,000	477,984	—	147,200	—	63,399	1,295,045
David C. Paulson	2018	309,996		123,584	—	144,629	—	66,994	645,203
Executive Vice President,	2017	297,150	—	129,999	—	162,838	—	67,224	657,211
Head of Wholesale Banking	2016	284,088	50,000	113,193	—	130,180	—	62,236	639,697
Brandon C. Lorey	2018	309,996	—	247,199	—	144,629	—	65,207	767,031
Executive Vice President,	2017	297,150	—	139,985	—	162,838	—	59,661	659,634
Head of Consumer Banking	2016	284,088	—	113,200	—	130,180	—	42,689	570,157

(1)
Reflects actual base salary amounts paid for fiscal years 2016-2018. Annualized base salaries as of December 31, 2018 were as follows: Mr. Crawford: $665,184; Mr. Newell: $346,164; Mr. Smith: $339,488; Mr. Paulson: $309,036; and Mr. Lorey: $309,036.

(2)
The amounts shown represent special payments made to Mr. Smith in 2016 as agreed upon at the time of his offer of employment and to Mr. Paulson in 2016 as agreed upon at the time of his offer of employment in 2014.

(3)
These amounts represent the aggregate grant date fair value of restricted stock awards made pursuant to United’s 2015 Omnibus Stock Incentive Plan determined in accordance with FASB Topic 718. All time-vesting restricted stock awards vest over three years with the first vesting occurring on the one-year anniversary of the grant. All performance-vesting restricted stock awards vest 100% upon the three year anniversary of the grant if such defined performance metrics are met. The value attributed to performance shares in the Summary Compensation table above (50% of the total value of the Stock Awards) reflects target performance. The maximum value assuming performance at stretch level would be: Mr. Crawford: $582,001; Mr. Newell: $346,144; Mr. Smith: $169,726; Mr. Paulson: $154,480; and Mr. Lorey: $308,999.

(4)	No stock option awards were granted to Named Executive Officers in 2018.

(5)	Reflects the annual bonus award earned for fiscal year 2018 under the Senior Officer Incentive Compensation Plan.

(6)	This benefit is not applicable, as none of Named Executive Officers are participants in a non-qualified defined benefit retirement plan.

Name	Retirement Plan (Pension)	Supplemental Executive Retirement Plan	Supplemental Savings & Retirement Plan	Supplemental Executive Ret. Agreement	Total
		(SERP)		(Flat $ Benefit)
William H.W. Crawford, IV	$—	$—	$—	$—	$—
Eric R. Newell	—	—	—	—	—
John J. Smith	—	—	—	—	—
David C. Paulson	—	—	—	—	—
Brandon C. Lorey	—	—	—	—	—

(7)
All Other Compensation includes 401(k) matching and discretionary contributions, automobile allowance, Company contributions to the Supplemental Savings and Retirement Plan, change in present value of SERP, Group term life insurance premium and dividends on unvested restricted stock awards.

The following table shows individual amounts for fiscal year 2018 included in the “All Other Compensation” column.

All Other Compensation - Break Out

Name and Principal Position	401(k)(a)	Bank Owned Life Insurance(b)	Group Term Life Insurance (c)	Dividend Paid(d)	Automobile Allowance	Supplemental Savings and Retirement Plan	Supplemental Executive Retirement Plan(e)	Other(f)	Total
William H.W. Crawford, IV	$12,745	$620	$690	$35,383	$9,000	$18,390	$233,469	$37,067	$347,364

Eric R. Newell	12,745	620	270	10,974	9,600	3,706	—	22,742	$60,657

John J. Smith	12,745	—	3,810	16,631	9,600	4,235	—	38,531	$85,552

David C. Paulson	12,745	—	1,290	9,551	12,000	2,105	—	29,303	$66,994

Brandon C. Lorey	12,745	310	690	9,812	9,600	1,994	—	30,056	$65,207

(a)	United’s matching and discretionary contributions to the qualified defined contribution 401(k) retirement plan.

(b)	The cost of a $25,000 death benefit through Bank Owned Life Insurance. Mr. Crawford and Mr. Newell have two such benefits and Mr. Lorey has one such benefit.

(c)	Group term life insurance premiums for coverage in excess of $50,000.

(d)	Dividends paid on unvested, time-vesting restricted stock and dividend equivalents accrued on unvested, performance-vesting restricted stock units.

(e)	The increase in present value of Mr. Crawford’s SERP based on his current compensation structure.

(f)
Mr. Crawford's other compensation includes $37,067 of club dues reimbursement. Mr. Newell's other compensation includes $22,481 of club dues reimbursement and reimbursement for mobile device use. Mr. Smith's other compensation includes $20,271 of relocation expense reimbursement agreed upon at the time of his hire, $18,000 of housing stipend and reimbursement for mobile device use. Mr. Paulson's other compensation includes $29,043 of club dues reimbursement and reimbursement for mobile device use; and Mr. Lorey's other compensation includes $29,796 of club dues reimbursement and reimbursement for mobile device use.

Grants of Plan-Based Awards
The following table presents information on plan-based compensation in 2018 for the Named Executive Officers. The restricted stock awards were granted under the United Financial Bancorp, Inc. 2015 Omnibus Stock Incentive Plan (the “2015 Plan”). See the CD&A “Incentive Compensation” and “Stock Awards” section for detailed descriptions.

Name	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(4) (#)	All Other Stock Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards(5) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(6) ($/Sh)
(a)	(b)	( c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
William H.W. Crawford, IV	11/19/18	36,585	365,851	548,777	7,439	14,697	22,046	14,697	—	—	465,601

Eric R. Newell	11/19/18	13,846	138,466	207,699	4,371	8,741	13,112	8,741	—	—	276,915

John J. Smith	11/19/18	13,579	135,795	203,693	2,143	4,286	6,429	4,286	—	—	135,780

David C. Paulson	11/19/18	12,361	123,614	185,421	1,951	3,901	5,852	3,901	—	—	123,584

Brandon C. Lorey	11/19/18	12,361	123,614	185,421	3,902	7,803	11,705	7,803	—	—	247,199

(1)	This column shows the date of the grant for all equity awards granted in 2018.

(2)
For Mr. Crawford, the Annual Incentive Compensation Plan target represents 55% of base salary. All other executives’ Annual Incentive Compensation Plan targets as a percentage of base salary are 40% of base salary. Incentive opportunity ranges from 10% to 150% of target. Threshold, Target and Maximum represent an incentive opportunity SOICP.

(3)
For awards granted on November 19, 2018, vesting will be determined by the Company’s relative performance of three-year Total Shareholder Return and the Company's absolute performance of Pre-Tax Pre-Provision Net Income divided by Average Assets over three years. The payout ranges from 50% to 150% of target.

(4)	Column (i) represents the number of time vesting stock awards granted to Named Executive Officers in 2018.

(5)	Exercise price would represent the closing price on the grant date if stock option awards were granted.

(6)
For stock option awards column (l) would reflect the grant date FASB Topic 718 fair value for awards disclosed in column (j); however no stock option awards were granted to Named Executive Officers in 2018.

Stock Incentive Award Plans
The Board of Directors and shareholders of the Company approved the United Financial Bancorp, Inc. 2015 Omnibus Stock Incentive Plan effective as of the Company’s 2015 special meeting in October 2015. The Company presented the 2015 Plan, which includes provisions that are considered to be more shareholder friendly than the 2012 Plan, due to the limited amount of shares remaining to be awarded in the 2012 Plan. The awards from the 2015 Plan consist of several components to meet objectives to provide a well-balanced perspective on long-term performance.The 2015 Plan allows the Company to use stock options, stock awards and performance awards to attract, retain and reward performance of qualified employees and others who contribute to the success of the Company. The Board believes that the availability of stock-based benefits is a key component in this strategy and that this strategy also furthers the objective of aligning the interests of Management and Company shareholders. After shareholder approval of the 2015 Plan in October 2015, no other awards are permitted to be granted from the 2006 Plan, the 2012 Plan or the Legacy United Stock Plans.
The following table sets forth certain information with respect to the value of all unexercised options and unvested stock awards previously awarded to each Named Executive Officer as of December 31, 2018.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable Options (#)	Number of Securities Underlying Unexercised Options(1) Unexercisable (#)	Equity Incentive Plan Awards Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
William H.W. Crawford, IV	11/19/18	—	—	—	—	—	14,697	216,046	14,697	216,046
	11/22/17	—	—	—	—	—	8,579	126,111	12,172	178,928
	11/22/16	—	—	—	—	—	4,296	63,151	12,889	189,468
	6/20/14	25,469	1,340	—	13.73	6/20/24	—	—	—	—
	6/21/13	65,384	—	—	13.25	6/21/23	—	—	—	—
	6/21/12	184,723	—	—	10.99	6/21/22	—	—	—	—
Eric R. Newell	11/19/18	—	—	—	—	—	8,741	128,493	8,741	128,493
	11/22/17	—	—	—	—	—	3,085	45,350	4,072	59,858
	11/22/16	—	—	—	—	—	1,265	18,596	3,796	55,801
	6/20/14	18,175	957	—	13.73	6/20/24	—	—	—	—
	6/21/13	17,718	—	—	13.25	6/21/23	—	—	—	—
	6/21/12	68,748	—	—	10.99	6/21/22	—	—	—	—
John J. Smith	11/19/18	—	—	—	—	—	4,286	63,004	4,286	63,004
	11/22/17	—	—	—	—	—	2,685	39,470	3,584	52,685
	11/22/16	—	—	—	—	—	1,277	18,772	3,832	56,330
	1/29/16	—	—	—	—	—	20,649	303,540	—	—
David C. Paulson	11/19/18	—	—	—	—	—	3,901	57,345	3,901	57,345
	11/22/17	—	—	—	—	—	2,559	37,617	3,231	47,496
	11/22/16	—	—	—	—	—	1,130	16,611	3,389	49,818
Brandon C. Lorey	11/19/18	—	—	—	—	—	7,803	114,704	7,803	114,704
	11/22/17	—	—	—	—	—	2,921	42,939	3,231	47,496
	11/22/16	—	—	—	—	—	1,130	16,611	3,389	49,818
	6/20/14	8,723	459	—	13.73	6/20/24	—	—	—	—
	6/21/13	19,780	—	—	13.25	6/21/23	—	—	—	—
	2/11/13	39,523	—	—	12.87	2/11/23	—	—	—	—

(1)
All options granted prior to the Merger vested 20% on the grant date and vested 20% annually thereafter if they were granted from Rockville’s 2006 Stock Incentive Award Plan; vested 25% on the grant date and vested 25% annually thereafter if they were granted from Rockville’s 2012 Stock Incentive Plan, with any remaining unvested options granted vesting on an accelerated basis at the time of the Merger. The options granted on June 20, 2014 from Rockville’s 2006 Stock Incentive Award Plan vest 20% on each June 20, 2015-2019, and the options granted from Rockville’s 2012 Stock Incentive Plan on June 20, 2014 vested 33.33% on each June 20, 2015-2017. All reported unvested options are granted from Rockville’s 2006 Stock Incentive Award Plan and will vest on June 20, 2019. No options were granted to Named Executive Officers in 2018.

(2)
Half of the time-vesting restricted stock awarded on January 29, 2016 vest 33.33% on each January 29, 2017-2019, half of the time-vesting restricted stock awarded on January 29, 2016 vest 100% on January 29, 2019, the time-vesting restricted stock awarded on November 22, 2016 vest 33.33% on each November 22, 2017-2019, the time-vesting restricted stock awarded on November 22, 2017 vest 33.33% on each November 22, 2018-2020 and the time-vesting restricted stock awarded on November 19, 2018 vest 33.33% on each November 19, 2019-2021. The performance-vesting restricted stock awarded on November 22, 2016 vest 100% on November 22, 2019, the performance-vesting restricted stock awarded on November 22, 2017 vest 100% on November 22, 2020 and the performance-vesting restricted stock awarded on November 19, 2018 vest 100% on November 19, 2021.

(3)	Market values are based on the closing market price of the Company’s stock of $14.70 on December 31, 2018.

The following information sets forth the stock awards vested and stock options exercised by the Named Executive Officers during the fiscal year ended December 31, 2018.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)(2)
William H.W. Crawford, IV	99,500	551,293	15,384	242,359
Eric R. Newell	—	—	4,768	75,087
John J. Smith	—	—	7,783	134,555
David C. Paulson	—	—	4,203	66,202
Brandon C. Lorey	—	—	4,384	69,038

(1)	Value reflects the vested shares at the relevant vesting price on January 19, 2018 of $18.11, November 16, 2018 of $15.86 and November 21, 2018 of $15.67.

(2)
Value does not reflect performance shares that were vested for the Named Executive Officers with a December 31, 2018 measurement date, totaling $544,532 at the closing stock price of $14.70 as of the December 31, 2018 vesting date, comprised of 37,043 shares. The final assessment and measurement of these performance awards was completed in the first quarter of 2019, resulting in 21,487 shares being forfeited by the Named Executive Officers in conjunction with the final assessment, a value totaling $315,859.

Supplemental Executive Retirement Benefits

The following table provides information regarding the retirement benefits for the NEOs under the Company’s supplemental executive retirement plans, namely the Supplemental Executive Retirement Plan described below. See description of the plan in Compensation Discussion & Analysis.

		Number of Years	Present Value of Accumulated	Payments During Last Fiscal
Name	Plan Name	Credited Service	Benefit($)	Year($)
William H. W. Crawford, IV(1)	Supplemental Executive Retirement Plan (Defined Contribution)	8.00	1,541,665	—

Eric R. Newell(2)		—	—	—
John J. Smith(2)		—	—	—
David C. Paulson(2)		—	—	—
Brandon C. Lorey(2)		—	—	—

(1)	Participant is not yet vested in the benefit under this plan.

(2)	Currently not participating in such a plan described above.
Non-Qualified Deferred Compensation
United maintains one non-qualified defined contribution plan, the Supplemental Savings and Retirement Plan. The Bank adopted the Supplemental Savings and Retirement Plan, which was implemented in connection with the reorganization and offering that took place in 2005. This plan provides restorative payments to executives designated by the Compensation Committee who are prevented by federal law from receiving the full benefits contemplated by the tax-qualified Retirement Plan and the 401(k) Plan. All NEOs participate in the plan. The restorative payments under the plan consist of cash payments in lieu of deferrals and payments for employer matching contributions or discretionary contributions that cannot be made under the 401(k) Plan due to the legal limitations imposed on the 401(k) Plan and payments for benefits that cannot be paid under the Retirement Plan due to legal limitations imposed on benefits payable from the Retirement Plan.
The following table provides information in respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax qualified.

	Executive Contributions	Registrant Contributions	Aggregate Earnings in	Aggregate Withdrawals /	Aggregate Balance at
Name	in Last FY($)	in Last FY($)(1)	Last FY($)(2)	Distributions($)	Last FYE($)
William H.W. Crawford, IV	—	18,390	(18,832)	—	299,288
Eric R. Newell	—	3,706	(1,851)	—	26,319
John J. Smith	36,671	4,235	(4,096)	—	80,829
David C. Paulson	—	2,105	96	—	7,606
Brandon C. Lorey	—	1,994	(470)	—	8,357

(1)	2018 deferred compensation match on current year deferrals.

(2)	2018 deferred compensation interest accrued on all deferrals.

Potential Payments Upon Termination or Change in Control

The Bank and the Company have employment agreements with Messrs. Crawford, Newell, Smith, Paulson and Lorey. The contracts with Messrs. Newell, Paulson and Lorey had an initial two-year term ending on December 31, 2017, which automatically extends annually for a one-year period; and the contract with Mr. Smith has an initial two-year term ending on January 18, 2018, which automatically extends annually for a one-year period. Mr. Crawford's contract was amended effective November 20, 2017, which was amended to the term to automatically extended annually for a one-year period, beginning November 20, 2018.

Under specified circumstances including change in control, termination for reasons other than cause or resignation due to good reason, the employment agreements provide for certain additional payments. However, the Named Executive Officer’s employment may be terminated for cause without incurring any continuing obligations.

Payments and Benefits upon any Termination

Executive officers are entitled to receive earned and unpaid compensation upon any termination of employment. In addition, all unvested stock awards and all unvested stock options held by the Named Executive Officers will be forfeited upon voluntary termination or termination for cause.

Death

The Named Executive Officer’s survivor is entitled to receive earned and unpaid compensation upon the death of the Named Executive Officer and all unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2006 Plan will be accelerated and the beneficiary can exercise the options at any time within five years from the termination (but not after the expiration date of the option). All unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2012 Plan and the 2015 Plan will be accelerated and the beneficiary can exercise the options at any time within one year from the termination (but not after the expiration date of the option). The Named Executive Officer is also eligible to receive a lump-sum payment equal to the pro-rated portion of the annual incentive compensation based on performance actually achieved in that year. In addition, the health care benefit will be provided for the maximum COBRA continuation period available to Executive’s surviving spouse and eligible dependents, if any.

Disability

The Named Executive Officer is entitled to receive earned and unpaid compensation upon the separation from service due to disability of the Named Executive Officer and all unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2006 Plan will be accelerated and the Named Executive Officer can exercise the options at any time within five years from the termination (but not after the expiration date of the option). All unvested stock awards and all unvested stock options held by the Named Executive Officer granted from the 2012 Plan and the 2015 Plan will be accelerated and the Named Executive Officer can exercise the options at any time within one year from the termination (but not after the expiration date of the option). The Named Executive Officer is also eligible to receive a lump-sum payment equal to the pro-rated portion of the annual incentive compensation based on performance actually achieved in that year. In addition, the health care benefit, long-term disability and group-term life insurance will be continued until the Named Executive Officer is of Social Security normal retirement age.

Retirement

The Named Executive Officer is entitled to receive earned and unpaid compensation upon the retirement of the Named Executive Officer. The vesting of all unvested stock awards and all unvested stock options held by the Named Executive Officer granted pursuant to the 2006 Plan will be accelerated and the Named Executive Officer can exercise the options at any time within five years from the termination (but not after the expiration date of the option). The vesting of all unvested stock awards, unvested stock units and all unvested stock options held by the Named Executive Officer granted pursuant to the 2012 Plan will vest according to the original grant agreement terms; the 2012 Plan does not have an accelerated vesting upon retirement provision. However, with regard to the stock options granted pursuant to the 2012 Plan all such options shall be exercisable on the earlier of the exercise period or prior to three years from the date of vesting with respect to unvested stock options, or within three years of retirement for vested stock options. The vesting of all unvested stock options held by the Named Executive Officer granted pursuant to the 2015 Plan will vest according to the original grant agreement terms; the 2015 Plan does not have an accelerated vesting upon retirement provision for stock options. However, all such options shall be exercisable on the earlier of the exercise period or prior to three years from the date of vesting with respect to unvested stock options, or within three years of retirement for vested stock options, and any stock options that have not vested within three years of retirement will be forfeited. The vesting of all unvested stock units held by the Named Executive Officer granted pursuant to the 2015 Plan will be accelerated to the date of retirement. All unvested stock awards held by the Named Executive Officer granted pursuant to the 2015 Plan will be forfeited if not vested on or before the date of retirement. In addition, the health care benefit will be continued until the Named Executive Officer is of Social Security normal retirement age.

Voluntary Termination or Involuntary Termination for Cause

A Named Executive Officer who voluntarily terminates employment or whose employment is terminated by the Company due to cause is not entitled to any additional benefits.

Involuntary Termination Without Cause or Voluntary Termination for Good Reason

Involuntary Termination Without Cause or Voluntary Termination by the Executive for Good Reason, the CEO is entitled to:

•	A lump-sum payment equal to two and one-quarter times, plus his annual target incentive compensation payable in cash for the year of termination.

•	A lump-sum payment equal to the pro-rata portion of the CEO’s annual incentive compensation based on performance actually achieved in that year.

•
A lump-sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Health Plan that would have been incurred by both the Named Executive Officer and the Company for the period of one and a half years.

•	A lump-sum payment equal on an after-tax basis to the cost of continuing coverage under the Company’s group long-term disability and group life insurance policies for two and one-quarter years.

•
Acceleration of unvested stock options and restricted stock. Performance share units will be payable at the end of the performance period based on actual results during each defined performance period as applicable.

The Named Executive Officer (with the exception of the CEO) is entitled to:

•
One and a half times the sum of the Named Executive Officer’s Base Salary immediately prior to termination plus an amount equal to the Named Executive Officer’s annual target incentive compensation for the year of termination.

•	A lump-sum payment equal to the pro-rata portion of the Named Executive Officer’s annual target incentive compensation for the year of termination.

•
A lump-sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Health Plan that would have been incurred by both the Named Executive Officer and the Bank for the period of one and a half years.

•	A lump-sum payment equal on an after-tax basis to the cost of continuing coverage under the Bank’s group long-term disability and group life insurance policies for one and a half years.

•	Acceleration of unvested stock options, restricted stock and stock units.

Termination Without Cause or Voluntary Resignation for Good Reason Within Two Years after Change-in-Control

Upon termination without cause or voluntary resignation for good reason within two years after a change in control, the Named Executive Officer is entitled to the following benefits:

•
A lump-sum payment equal to three times the sum of the Named Executive Officer’s base salary immediately prior to termination, plus an amount equal to the Named Executive Officer’s annual target incentive compensation payable in cash for the year of termination.

•	A lump-sum payment equal to the Named Executive Officer’s annual target incentive compensation for the year of termination.

•	Acceleration of unvested stock options, restricted stock and stock units.

•
A lump-sum payment equal on an after-tax basis to the present value of the total cost of the medical coverage under the Company’s health plan that would have been incurred by both the Named Executive Officer and the Bank for three years, provided that the Named Executive Officer is not eligible for retiree benefits under the Bank’s health plan or Medicare, and provided further that the Named Executive Officer is in compliance with the non-solicitation, confidentiality and non-disparagement provisions in the Named Executive Officer’s employment agreement.

•
A lump-sum payment equal on an after-tax basis to the cost of continuing coverage under the Bank’s group long-term disability and group life insurance policies for three years, provided the Named Executive Officer is in compliance with the non-solicitation, confidentiality and non-disparagement provisions in the Named Executive Officer’s employment agreement.

The above benefits, if any, due under the employment agreements with the Company’s Named Executive Officers are payable in the payroll period following the payroll period in which termination of employment occurs. However, any change in control benefits that are subject to Section 409A of the Code will be delayed six months following the date of termination if the Named Executive Officer is a “key employee” under applicable regulations. If payments are delayed for such six-month period, the Named Executive Officer is entitled to interest on the delayed payment at the six-month CMT Treasury Bill annualized yield rate as published by the U.S. Treasury on the date such payment would have been made but for the delay.

If payments and benefits payable to the Named Executive Officers under the employment agreements, together with other payments and benefits they may have the right to receive on account of a change in control, would exceed the maximum limit imposed on the total of such payments by Section 280G of the Code (without triggering the excise tax imposed under Section 4999 of the Code), then the employment agreements provide that the payments to the Named Executive Officers will be reduced to the maximum amount that will not exceed that limit, provided that the net after-tax proceeds to the Named Executive Officer is not thereby decreased. Specifically, if the payments and benefits payable in connection with a change in control would be subject to the excise tax under Section 4999 of the Code, the Named Executive Officer will receive either (a) the payment reduced to the maximum amount that will not result in any excise tax under Code Section 4999 being triggered; or (b) the full payment, in which case, the Named Executive Officer will be responsible for paying the excise tax, but only if this alternative leaves the Named Executive Officer in a better after-tax position.

The tables below reflect the compensation and benefits that would be due to each of the Named Executive Officers, following or in connection with any termination of employment. The amounts shown assume that each termination of employment was effective as of December 31, 2018, and the fair market value of the Company’s Common Stock was $14.70, the closing price of Common Stock on the NASDAQ Global Select Market on the last business day of the year, December 31, 2018. The amounts shown in the table are estimates of the amounts which would be paid upon termination of employment. Actual amounts to be paid can only be determined at the time of the termination of employment.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2018 for William H. W. Crawford, IV. Column (d) assumes an involuntary termination of the executive during the term of the agreement:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination for Good Reason $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)
Compensation:
Base Compensation	2,319,829	—	2,319,829	—	3,093,105	—	—
Pro-rata Short-Term Incentive	428,046	—	428,046	—	365,851	428,046	428,046
Stock Option Unvested and Accelerated	1,300	—	1,300	—	1,300	1,300	1,300
Restricted Stock Unvested and Accelerated(3)	1,007,967	—	1,007,967	—	1,007,967	1,007,967	1,007,967
Benefits and Perquisites:
Health and Welfare Benefit Continuation (1)	43,959	—	43,959	—	83,510	79,661	316,382
Supplemental Executive Retirement Plan Acceleration(2)	—	—	—	—	2,303,885	1,541,665	1,541,665
280G Tax & Scale Back	—	—	—	—	—	—	—
Total:	3,801,101	—	3,801,101	—	6,855,618	3,058,639	3,295,360

(1)	Includes health care continuation, group term life benefit and long-term disability benefit.

(2)	Participant is not yet vested in the benefit under this plan.

(3)
Participant's performance shares will vest in the future based on actual Company performance. To provide a reasonable estimate, we included the fair market value of the target number of shares totaling $584,443 as of December 31, 2018.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2018 for Eric R. Newell. Column (d) assumes an involuntary termination of the executive during the term of the agreement:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination for Good Reason $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)
Compensation:
Base Compensation	726,945	—	726,945	—	1,453,890	—	—
Pro-rata Short-Term Incentive	138,466	—	138,466	—	138,466	162,005	162,005
Stock Option Unvested and Accelerated	928	—	928	—	928	928	928
Restricted Stock Unvested and Accelerated(2)	442,189	—	442,189	—	442,189	442,189	442,189
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	57,673	—	57,673	—	57,673	24,149	340,763
280G Tax & Scale Back	—	—	—	—	(473,707)	—	—
Total:	1,366,201	—	1,366,201	—	1,619,439	629,271	945,885

(1)	Includes health care continuation, group term life benefit and long-term disability benefit.

(2)
Participant's performance shares will vest in the future based on actual Company performance. To provide a reasonable estimate, we included the fair market value of the target number of shares totaling $244,152 as of December 31, 2018.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2018 for John J. Smith. Column (d) assumes an involuntary termination of the executive during the term of the agreement:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination for Good Reason $ (b)	Retirement(2) $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)
Compensation:
Base Compensation	712,925	—	712,925	—	1,425,849	—	—
Pro-rata Short-Term Incentive	135,795	158,880	135,795	—	135,795	158,880	158,880
Stock Option Unvested and Accelerated	—	—	—	—	—	—	—
Restricted Stock Unvested and Accelerated(3)	602,204	177,418	602,204	—	602,204	602,204	602,204
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	59,873	—	59,873	—	59,873	28,792	—
280G Tax & Scale Back	—	—	—	—	—	—	—
Total:	1,510,797	336,298	1,510,797	—	2,223,721	789,876	761,084

(1)	Includes health care continuation, group term life benefit and long-term disability benefit.

(2)	Participant is early retirement eligible age.

(3)
Participant's performance shares will vest in the future based on actual Company performance. To provide a reasonable estimate, we included the fair market value of the target number of shares totaling $172,019 as of December 31, 2018.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2018 for David C. Paulson. Column (d) assumes an involuntary termination of the executive during the term of the agreement:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination for Good Reason $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)
Compensation:
Base Compensation	648,975	—	648,975	—	1,297,950	—	—
Pro-rata Short-Term Incentive	123,614	—	123,614	—	123,614	144,629	144,629
Stock Option Unvested and Accelerated	—	—	—	—	—	—	—
Restricted Stock Unvested and Accelerated(2)	271,036	—	271,036	—	271,036	271,036	271,036
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	3,849	—	3,849	—	3,849	—	11,666
280G Tax & Scale Back	—	—	—	—	—	—	—
Total:	1,047,474	—	1,047,474	—	1,696,449	415,665	427,331

(1)	Includes group term life benefit and long-term disability benefit.

(2)
Participant's performance shares will vest in the future based on actual Company performance. To provide a reasonable estimate, we included the fair market value of the target number of shares totaling $154,659 as of December 31, 2018.

The following table describes the potential payments based upon a hypothetical termination or a change in control of the Company on December 31, 2018 for Brandon C. Lorey. Column (d) assumes an involuntary termination of the executive during the term of the agreement:

Executive benefits and Payments Upon Termination (a)	Voluntary Termination for Good Reason $ (b)	Normal Retirement $ (c)	Involuntary Not For Cause Termination $ (d)	For Cause Termination $ (e)	Involuntary or Good Reason Termination within 2 Years of a CIC $ (f)	Death $ (g)	Disability $ (h)
Compensation:
Base Compensation	648,975	—	648,975	—	1,297,950	—	—
Pro-rata Short-Term Incentive	123,614	—	123,614	—	123,614	144,629	144,629
Stock Option Unvested and Accelerated	445	—	445	—	445	445	445
Restricted Stock Unvested and Accelerated(2)	391,076	—	391,076	—	391,076	391,076	391,076
Benefits and Perquisites:
Health and Welfare Benefit Continuation(1)	83,510	—	83,510	—	83,510	79,661	361,467
280G Tax & Scale Back	—	—	—	—	(369,902)	—	—
Total:	1,247,620	—	1,247,620	—	1,526,693	615,811	897,617

(1)	Includes health care continuation, group term life benefit and long-term disability benefit.

(2)
Participant's performance shares will vest in the future based on actual Company performance. To provide a reasonable estimate, we included the fair market value of the target number of shares totaling $212,018 as of December 31, 2018.

CEO Pay Ratio

The Company is making its disclosure of the CEO Pay Ratio, as required by Section 953(b) of the Dodd-Frank Wall Street reform and Consumer Protection Act and Item 402(u) of SEC Regulation S-K. We identified the median employee in 2017 by examining the Box 5 wages reported on the 2017 Form W-2 for all individuals, excluding the CEO, who received compensation during 2017 through December 24, 2017. This employee population included all full-time, part-time or seasonal employees as of December 24, 2017. As there have been no changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our pay ratio disclosure, we used the 2017 median employee as our median employee for 2018. We then calculated the CEO’s and median employee’s 2018 total compensation in a comparable manner to the CEO compensation provided in the Summary Compensation Table.

For 2018, the total of all compensation paid to the CEO was $1,908,261. The total of all compensation paid to the median employee was $49,095. The CEO pay to median employee pay was approximately 39:1.

Director Compensation

Director Fees

The Compensation Committee reviews the Board compensation regularly to ensure it is appropriate, competitive and effective. Directors are not paid separately for their services on the Board of both the Company and the Bank. In 2017, the Committee decided to increase the annual cash retainer to $40,000 from $25,000 while eliminating the $1,000 Board fee per meeting, effective January 1, 2018. The Boards of Directors of the Company and the Bank are entitled to the following compensation.

Type of Compensation	2018 Fee Amount
Annual Cash Retainer	$40,000(1)
Annual Equity Grant Retainer	$30,000(1)
Annual Chairman of the Board Retainer	$60,000(2)
Annual Vice Chairman of the Board Retainer	$36,000(2)
Annual Committee Chair Retainer	$11,400(3)
Annual Retainer for Non-Chair Director of the Company	$6,840(4)
Board Fee Per Meeting	$0(5)
Committee Fee Per Meeting	$850(5)

(1)	Represents an aggregate amount payable for service on either or both of the Boards of Directors.

(2)	The same person serves in this position for the Company and the Bank, and this amount represents an aggregate fee for such service.

(3)	Applies to the Chair of a Committee of the Company or the Bank. A Chair of the same Committee of the Company and the Bank will receive this amount in the aggregate for such service.

(4)	Applies to members of the Board of Directors of the Company who do not serve as Chair of a Committee of the Company or the Bank.

(5)	A joint meeting of the Company and the Bank would be considered one meeting for purposes of the fee.

On November 19, 2018, each non-employee Director received 1,893 shares of restricted stock from the United Financial Bancorp, Inc. 2015 Omnibus Stock Incentive Plan. The restricted stock granted will vest 100% on the first anniversary of the grant date.

The following table details the compensation paid to each of our non-employee Directors in 2018.

Name(2)	Fees Earned or Paid in Cash ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Paula A. Aiello	60,865	29,985	—	—	—	—	90,850
Michael A. Bars	62,450	29,985	—	—	—	—	92,435
Michael F. Crowley	64,150	29,985	—	—	—	—	94,135
Kristen A. Johnson	63,300	29,985	—	—	—	—	93,285
Carol A. Leary(1)	—	29,985	—	—	—	—	29,985
Raymond H. Lefurge, Jr.	97,675	29,985	—	—	—	—	127,660
Kevin E. Ross	65,425	29,985	—	—	—	—	95,410
Robert A. Stewart, Jr.	112,750	29,985	—	—	—	—	142,735

(1)	Dr. Leary elected to defer 100% of her annual fees, totaling $66,815 in 2018.

(2)
As of December 31, 2018, Directors have the following unvested restricted stock shares; Aiello – 1,893 shares; Bars – 1,893 shares; Crowley – 1,893 shares; Johnson – 1,893 shares; Leary – 1,893 shares; Lefurge – 1,893 shares; Ross – 1,893 shares and Stewart – 1,893 shares. Directors did not have any unvested stock options as of December 31, 2018.

(3)
These amounts represent the aggregate grant date fair value of restricted stock awards made pursuant to United’s 2015 Omnibus Stock Incentive Plan determined in accordance with FASB Topic 718. All time-vesting restricted stock awards to Directors vest on the one-year anniversary of the grant.

(4)	No stock option awards were granted to Directors in 2018.

Deferred Compensation Plan

The Bank maintains the United Bank Non-Qualified Deferred Compensation Plan for Directors, a non-qualified plan that permits Directors to defer all or part of their total fees for a plan year. The participants in the Non-Qualified Deferred Compensation Plan direct the investment of their deferred amounts among several investment funds. Participants elect the method of payment of their deferral accounts either on a date certain or upon termination of their service as a Director. Participants may elect to receive the deferral amounts in a lump-sum payment or in consecutive annual installments over a period not to exceed five years. The Bank accrued expenses totaling $66,815 for Director Leary in connection with this plan during the fiscal year ended December 31, 2018.

Compensation in the form of perquisites and other personal benefits provided by the Company has been omitted for all individual Directors as the total amount of those perquisites and personal benefits constituted less than $10,000 for 2018 for each.

Certain Relationships and Related Transactions

Federal regulations require that all loans or extensions of credit to executive officers and Directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of repayment or present other unfavorable features. Notwithstanding this rule, federal regulations permit banks like United Bank to make loans to executive officers and Directors at reduced interest rates if the loan is made under a benefit program generally available to all Bank employees and does not give preference to any executive officer or Director over any other employee. United Bank maintains certain loan programs whereby employees with one year of service or more, including executive officers and Directors, may obtain loans with an interest rate discount upon request. From time to time, United Bank also makes loans and extensions of credit, directly and indirectly, to its executive officers and Directors that are not part of an employee discount loan program. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to United Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.

It is the policy of the Company that any transaction involving insiders (Directors or executive officers) must be conducted at arm’s length and that any consideration paid or received by the Company in connection with such a transaction shall be on terms no less favorable than terms available to an unaffiliated third party under the same or similar circumstances. Any transaction (or series of transactions) between the Company and a Company Director, executive officer or immediate family member must be pre-approved by the Board of Directors (without the interested Director or executive officer present). This Policy is in writing and contained in the Company’s Code Of Conduct and Ethics Policy. In reviewing and evaluating potential conflicts of interest and related party transactions, the Board of Directors uses applicable NASDAQ listing standards and SEC rules as a guide, including the impact of a transaction on the independence of any Director. The Board of Directors may approve a related-party transaction where it determines that the related party’s independence will not be impaired, the terms are no less favorable than terms available from an unaffiliated third party under the same or similar circumstances, and that the transactions are in the Company’s best interests.  In determining the independence of its Directors, the Board of Directors considers transactions between the Company and a Director that are not required to be disclosed in this proxy statement.

The following information is furnished for outstanding loans made by United Bank to executive officers under the discounted loan programs:

Name	Original Loan Date	Loan Type	Original Note Rate	Current Rate	Largest Aggregate Principal Outstanding During 2018	Principal Balance as of 12/31/18	Interest Paid During 2018

William H.W. Crawford, IV	12/4/2014	Fixed Residential	3.50%	3.00% Rate Modified	$600,000	$587,553	$18,081

ELECTION OF DIRECTORS
(Proposal 1)

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
ELECTION OF PAULA A. AIELLO AND KEVIN E. ROSS TO SERVE AS DIRECTORS OF THE COMPANY FOR A TERM OF FOUR YEARS, AND UNTIL HIS OR HER SUCCESSOR IS QUALIFIED AND ELECTED.

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
(Proposal 2)

As part of our commitment to corporate governance best practices, and as required by the Section 14A(a)(1) of the Securities Exchange Act of 1934, the Company’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on its compensation program at the Annual Meeting through the following resolution:

“RESOLVED, that the shareholders approve the Company’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

We believe that our compensation policies and procedures, which are described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement and in the tables and narrative in the “Executive Compensation” section, are strongly aligned with the long-term interests of shareholders. The Company’s executive compensation philosophy is designed to be attractive, market-based, tied to performance and aligned with shareholders’ interests. We believe the Bank’s objective of remaining community centric, focusing on quality personal service, and expanding its lending activities, banking networks and consumer products, will be enhanced by this strategy. Our compensation programs are designed to consider competitive market data, specific role functions that may be unique to our structure, internal equity and the performance of both the individual and the Company. We believe this approach will help us attract, retain and reward the best employees, fulfill the Company’s growth objectives and promote shareholder value.

This vote will not be binding on or overrule any decisions by the Company’s Board of Directors or Compensation Committee, will not create or imply any additional fiduciary duty on the part of the Board of Directors or the Compensation Committee, and will not restrict or limit the ability of our shareholders to make proposals in the future for inclusion in proxy materials related to executive compensation. The Company holds an an advisory vote every year and the next vote will be in 2020. The Company’s Compensation Committee and Board of Directors will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE COMPANY’S
EXECUTIVE COMPENSATION, AS DESCRIBED IN “COMPENSATION DISCUSSION AND
ANALYSIS”, AND THE TABULAR DISCLOSURE REGARDING NAMED EXECUTIVE OFFICER
COMPENSATION (TOGETHER WITH ACCOMPANYING NARRATIVE DISCLOSURE) IN THIS
PROXY STATEMENT.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 3)

The Audit Committee has appointed the firm of Wolf & Company, P.C. to be the independent registered public accounting firm for United for the year ending December 31, 2019, subject to ratification of the appointment by United’s shareholders. Unless otherwise indicated, properly executed proxies will be voted in favor of ratifying the appointment of Wolf & Company, P.C., independent certified public accountants, to audit the books and accounts of United for the year ending December 31, 2019. If United’s shareholders do not ratify the appointment, the Audit Committee will consider a change in auditors for the next year.
Wolf & Company, P.C. has advised United that they are independent auditors with respect to the Company, within the meaning of standards established by the Public Company Accounting Oversight Board and federal securities laws administered by the SEC. Wolf & Company, P.C. has served as the Company's independent auditors since 2009.

Representatives of Wolf & Company, P.C., the Company’s independent registered public accounting firm for the year ended December 31, 2018, are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR
RATIFICATION OF THE APPOINTMENT OF WOLF & COMPANY, P.C. AS UNITED’S
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2019.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors knows of no matters to be brought before the Annual Meeting other than procedural matters incident to the conduct of the Annual Meeting. If further business is properly presented, the proxy holders will vote proxies as determined by a majority of the Board of Directors.

SHAREHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

Pursuant to the proxy solicitation regulations of the SEC, any shareholder proposal intended for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s 2020 Annual Meeting of Shareholders must be received by the Company by December 5, 2019. The Company’s 2020 Annual Meeting of Shareholders is currently scheduled to take place on May 14, 2020. Nothing in this paragraph shall be deemed to require United to include in its proxy statement and form of proxy any shareholder proposal which does not meet the requirements of the SEC in effect at the time.

In addition, the Company’s Bylaws establish procedures with regard to Director nominations and other business proposals to be brought before the 2020 Annual Meeting of Shareholders but not included in the Company’s proxy statement or form of proxy for that meeting. Any new business to be taken up at the 2020 Annual Meeting other than at the direction of the Company’s Board of Directors must be stated in writing and filed with the Company’s corporate secretary at least thirty (30) days before the date of the 2020 Annual Meeting, and all business so stated, proposed, and filed will be considered at such Annual Meeting; but no other proposal other than at the direction of the Board of Directors will be acted upon at the Annual Meeting. Any nominations of Directors by stockholders of record must be stated in writing and filed with the Company’s corporate secretary at least one hundred (100) days prior to the 2020 Annual Meeting; provided however, that if fewer than 100 days’ notice of the meeting is given to shareholders, such nomination must be filed with the corporate secretary at least ten (10) business days following the earlier of (1) the date on which notice of such meeting was given to shareholders; or (2) the date on which a public announcement of such meeting was first made. All nominations must comply with the Company’s nomination policy.

ANNUAL REPORTS

Copies of the Company’s 2018 Annual Report to Shareholders, which includes its Annual Report on Form 10-K for the year ended December 31, 2018, accompanying this proxy statement are not a part of the proxy solicitation materials. The Annual Report accompanying this proxy statement does not include the Form 10-K’s exhibits filed with the SEC. These exhibits are listed in the Form 10-K and can be viewed on the SEC’s website (www.sec.gov) or, upon written request, we will provide any recipient of this proxy statement, free of charge, all exhibits filed at the SEC with the Form 10-K. Requests should be directed to Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 225 Asylum Street, Hartford, CT 06103.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of such materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any such document to you if you write or call us at the following address: Marliese L. Shaw, Corporate Secretary and Investor Relations, United Financial Bancorp, Inc., 225 Asylum Street, Hartford, CT 06103. Ms. Shaw can also be reached by e-mail at mshaw@bankatunited.com or by phone at 866.959.2265. You can request a copy of any such document by visiting the 2019 Annual Meeting page of our Internet website at www.unitedfinancialinc.com. If you want to receive separate copies of the annual report, proxy statement or notice of Internet availability of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2019.

The proxy statement, the 2018 Annual Report to Shareholders and the form of proxy are available in the “Financial Information - Annual Meeting Materials” portion of the Investor Relations section of the Company’s website (www.unitedfinancialinc.com, click on “Financial Information” and then click on “Annual Meeting Materials”).

The Board of Directors urges each shareholder, whether or not he or she intends to be present at the Annual Meeting, to complete, sign and return the enclosed proxy as promptly as possible.

By Order of the Board of Directors

/s/ Marliese L. Shaw
Marliese L. Shaw
Corporate Secretary

APPENDIX A

United Financial Bancorp, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Dollars In Thousands)
(Unaudited)

In addition to evaluating the Company’s results of operations in accordance with GAAP, management periodically supplements this evaluation with an analysis of certain non-GAAP financial measures.  The Company has compensation plans that allow for adjustments to GAAP measures that in management’s opinion, and approved by the Company’s Compensation Committee, better reflect core operating performance. These non-GAAP measures are intended to provide the reader with additional perspectives on operating results, financial condition, and performance trends, while facilitating comparisons with the performance of other financial institutions. Non-GAAP financial measures are not a substitute for GAAP measures, rather, they should be read and used in conjunction with the Company’s GAAP financial information.

In the Company’s Senior Officer Incentive Plan ("SOICP"), participants are measured on several non-GAAP measures. (1) Non-GAAP Efficiency to average assets: the SOICP permits management to exclude certain events, with the approval of the Compensation Committee.  In 2018, excluded from Non-Interest Expense (GAAP) was the effect of the position eliminations from the Company’s actions taken in the fourth quarter of 2018 to reposition the mortgage banking division to reflect customers using our website and direct sales channels versus the retail channel to obtain mortgages from the Company, the effect of a change to the Company’s paid time off policy for earned but unused time off at the end of the calendar year and is available for use by the employee in the subsequent calendar year, and the effect of acquisition expenses from the Webster Bank branch acquisition that closed in the fourth quarter of 2018; (2) Non-GAAP Return on Tangible Common Equity: net income (GAAP) is adjusted for all the same measures adjusting the aforementioned non-GAAP Efficiency ratio, tax effected and is divided by average tangible common stockholders’ equity; and (3) non-GAAP pre-tax pre-provision to average assets: income before taxes (GAAP) is adjusted for the same items in the aforementioned non-GAAP Efficiency ratio as well as the provision for loan losses (GAAP) and is divided by average assets.

The Company believes that disclosing these non-GAAP metrics is both useful internally and is expected by our investors and analysts in order to understand the overall performance of the Company. Other companies may calculate and define their supplemental data differently. A reconciliation of GAAP financial measures to non-GAAP measures and other performance ratios, as adjusted, are included in the following tables:

For the Year Ended
December 31, 2018
(Dollars in thousands)
Non-GAAP Efficiency (NIE/AA):
Non-Interest Expense (GAAP)	$157,767
Non-GAAP adjustments:
Effect of position eliminations	(2,580)
Effect of change in Company PTO policy	(1,189)
Branch acquisition expenses	(1,125)
Total non-interest expense for non-GAAP efficiency	$152,873

Average Assets	$7,151,053
Non-GAAP Efficiency	2.14%

Asset Quality (All NPA/AA):
Total non-performing assets	$32,066
Average assets	7,151,053
Asset Quality	0.45%

For the Year Ended
December 31, 2018
(Dollars in thousands)

Non-GAAP Return on Tangible Common Equity:
Net Income (GAAP)	$59,906
Non-GAAP adjustments:
Effect of position eliminations	2,580
Effect of change in Company PTO policy	1,189
Branch acquisition expenses	1,125
Tax effect	(689)
Net Income (non-GAAP)	$64,111
Average stockholders' equity (non-GAAP)	$699,077
Average goodwill & other intangible assets (non-GAAP)	119,883
Average tangible common stockholders' equity (non-GAAP)	$579,194
Non-GAAP return on tangible common equity	11.07%

Non-GAAP Pre-Tax Pre-Provision ("PTPP") to Average Assets:
Income before taxes (GAAP)	$61,531
Provision for loan losses (GAAP)	8,914
Non-GAAP adjustments:
Effect of position eliminations	2,580
Effect of change in Company PTO policy	1,189
Branch acquisition expenses	1,125
Pre-tax pre-provision (non-GAAP)	$75,339
Average assets	$7,151,053
PTPP to Average Assets (non-GAAP)	1.05%

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery
UNITED FINANCIAL BANCORP, INC.	of information. Vote by 11:59 P.M. ET on May 12, 2019. Have your proxy card
225 ASYLUM ST	in hand when you access the web site and follow the instructions to obtain your
HARTFORD, CT 06103	records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 12, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
							E61336-P19168	KEEP THIS PORTION FOR YOUR RECORDS
		THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.						DETACH AND RETURN THIS PORTION ONLY
UNITED FINANCIAL BANCORP, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Paula A. Aiello	☐	☐	☐
	1b.	Kevin E. Ross	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2.	To approve an advisory (non-binding) proposal on the Company's executive compensation.							☐	☐	☐

3.	To ratify the appointment of Wolf & Company, P.C. as independent auditors of the Company for the year ending December 31, 2019.							☐	☐	☐

NOTE:		To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.							☐

	Please indicate if you plan to attend this meeting.				☐	☐
					Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at
www.unitedfinancialinc.com - click on "Financial Information" and "Annual Meeting Materials"

E61337-P19168

UNITED FINANCIAL BANCORP, INC.
Annual Meeting of Shareholders
May 13, 2019 11:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael A. Bars, Michael F. Crowley and Robert A. Stewart, Jr., or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of UNITED FINANCIAL BANCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 A.M, EDT on May 13, 2019, at the Connecticut Science Center, 250 Columbus Boulevard, Hartford, Connecticut, 06103, and any adjournments thereof. The undersigned shareholder(s) hereby revoke(s) any proxy or proxies heretofore given.

This proxy, when properly executed, will be voted as directed or, if no direction is given, will be voted “FOR” the nominees under Proposal 1, “FOR” the approval of an advisory (non-binding) proposal on the Company’s executive compensation under Proposal 2, “FOR” the ratification of United Financial Bancorp, Inc.’s appointment of independent auditors in Proposal 3, and in accordance with the determination of a majority of the Board of Directors as to any other matters.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelopes. Please check your mailing address as it appears on the Revocable Proxy. If it is inaccurate, please include your correct address below.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side